EXHIBIT 10.4

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

FPA/PRIP CONIFER, LLC

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE OPERATING PARTNER OF THE COMPANY.

LIMITED LIABILITY COMPANY AGREEMENT

OF

FPA/PRIP CONIFER, LLC

5.02	Distribution of Extraordinary Cash Flow	26
5.03	Limitations on Distributions	26
5.04	In-Kind Distribution	26
5.05	Right to Withhold	26

ARTICLE 6 RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS		27

6.01	Limitations on Transfer	27
6.02	Permitted Transfers	27
6.03	Admission of Substitute Members	28
6.04	Additional Restrictions on Transfer	28
6.05	Election; Allocations Between Transferor and Transferee	29
6.06	Partition	29
6.07	Waiver of Withdrawal	29

ARTICLE 7 DEFAULT BUY-SELL AGREEMENT		30

7.01	Default Buy-Sell Events	30
7.02	Rights Arising From a Buy-Sell Event	31
7.03	Determination of Purchase Price	32
7.04	Member’s Option	34
7.05	Closing of Purchase and Sale	34
7.06	Payment of Purchase Price	34
7.07	Release and Indemnity	35
7.08	Repayment of Member Loans	35
7.09	Voting Rights Following Default Buy-Sell Event	35
7.10	Withdrawal of the Selling Member	36

ARTICLE 8 DISSOLUTION AND WINDING UP OF THE COMPANY		36

8.01	Events Causing Dissolution of the Company	36
8.02	Winding Up of the Company	36
8.03	No Negative Capital Account Restoration	37

ARTICLE 9 BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS		37

9.01	Company Books	37
9.02	Delivery of Records; Inspection	37
9.03	Reports and Tax Information	38
9.04	Company Tax Elections; Tax Controversies	40
9.05	Accounting and Fiscal Year	40
9.06	Confidentiality of Information	40

ARTICLE 10 MISCELLANEOUS		41

10.01	Subscription Agreement	41
10.02	Investment Interest; Nature of Investment	41
10.03	Appointment of Attorney-in-Fact	41
10.04	Waiver of Conflict of Interest	42
10.05	Amendment	42
10.06	No Assignments; Binding Effect	43
10.07	Further Assurances	43

10.08	Notices	43
10.09	Waivers	44
10.10	Preservation of Intent	45
10.11	Entire Agreement	45
10.12	Certain Rules of Construction	45
10.13	Counterparts	45
10.14	Governing Law	46
10.15	Assurances	46
10.16	Time is of the Essence	46
10.17	Other Matters	46
10.18	Ownership of Fowler, Property Manager and Construction Manager	46

ARTICLE 11 DEFINITIONS		47

11.01	12% IRR Amount	47
11.02	Additional Contribution	47
11.03	Additional Member	47
11.04	Adjusted Capital Account	47
11.05	Affiliate	47
11.06	Agreement	48
11.07	Annual Business Plan	48
11.08	Appraised Value	48
11.09	Bonus Distribution Account	48
11.10	Bonus Distribution Reconciliation Date	48
11.11	Bonus Distributions	48
11.12	Business Day	48
11.13	Buyout Purchase Price	48
11.14	Buy-Sell Notice	48
11.15	Capital Account	48
11.16	Capital Contribution	49
11.17	Capital Event	49
11.18	Cash Flow	49
11.19	Cash Flow Bonus	49
11.20	Cash Flow Bonus Forfeiture Event	50
11.21	Code	50
11.22	Company	50
11.23	Company Minimum Gain	50
11.24	Construction Management Agreement	50
11.25	Construction Management Fee	50
11.26	Construction Manager	50
11.27	Contributing Member	50
11.28	Contribution Date	51
11.29	Contribution Notice	51
11.30	Contribution Percentage	51
11.31	Default Buy-Sell Event	51
11.32	Default Notice	51
11.33	Defaulting Member	51
11.34	Default Purchase Price	51

11.35	Delaware Act	51
11.36	Delinquent Contribution	51
11.37	Dilution Percentage	51
11.38	Effective Date	51
11.39	Extraordinary Cash Flow	52
11.40	Fiscal Year	52
11.41	Fowler	52
11.42	Gross Asset Value	52
11.43	Indemnified Party	53
11.44	Interest	54
11.45	IRR	54
11.46	Liquidation	54
11.47	Majority of Representatives	54
11.48	Management Committee	54
11.49	Material Breach	54
11.50	Member Loan	55
11.51	Member Minimum Gain	55
11.52	Member Nonrecourse Debt	55
11.53	Member Nonrecourse Deductions	55
11.54	Member(s)	55
11.55	Net Profits and Net Losses	55
11.56	Non-Contributing Member	56
11.57	Nonrecourse Deductions	56
11.58	Operating Account	56
11.59	Operating Budget	56
11.60	Operating Member	57
11.61	Ordinary Cash Flow	57
11.62	Paladin	57
11.63	Paladin REIT	57
11.64	Percentage Interest	57
11.65	Permitted Transferees	57
11.66	Person	58
11.67	Preferred Return	58
11.68	Price Determination Notice	58
11.69	Project	58
11.70	Project Budget	58
11.71	Project Plan	58
11.72	Project Shortfall	58
11.73	Property Management Agreement	58
11.74	Property Manager	58
11.75	Purchasing Member	59
11.76	Qualified Appraiser	59
11.77	Regulatory Allocations	59
11.78	REIT	59
11.79	Removal Event	59
11.80	Removal Notice	59

11.81	Securities Act	59
11.82	Selling Member	59
11.83	Seller Loan	59
11.84	Sharing Threshold	60
11.85	Tax Matters Partner	60
11.86	Third-Party Purchase Price	60
11.87	Threshold Return	60
11.88	Transfer	60
11.89	Treasury Regulation	60
11.90	Unanimous Written Consent	60
11.91	Unpaid Preferred Return	60
11.92	Unrecovered Contribution Account	61

Exhibit List

Exhibit “A”	Initial Capital Contribution
Exhibit “B”	Property Description
Exhibit “C”	Preliminary Project Budget
Exhibit “D”	Proforma Cash Flow Projections
Exhibit “E”	Information Regarding Fowler
Exhibit “F”	xIRR Calculation

LIMITED LIABILITY COMPANY AGREEMENT

OF

FPA/PRIP CONIFER, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF FPA/PRIP CONIFER, LLC (the “Company”), is entered into effective as of August 4, 2008, by and between PRIP 3383, LLC, a Delaware limited liability company (“Paladin”), and FPA Conifer Investors, LLC, a Delaware limited liability company (“Fowler”). The capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in Article 11.

ARTICLE 1

FORMATION

1.01 Formation

The Company has been formed as a Delaware limited liability company pursuant to the provisions of the Delaware Act. The Company shall be operated in accordance with, and the Members shall be governed by, the terms and conditions of this Agreement. If any terms of this Agreement are inconsistent with any terms of the Act that are not mandatory, then the terms of this Agreement shall control. In connection with the formation of the Company, a duly authorized representative of the Company has caused to be filed with the office of the Delaware Secretary of State a duly executed certificate of Formation for the Company in accordance with the Delaware Act. A duly authorized representative also shall execute, acknowledge and/or verify such other documents and/or instruments as may be necessary and/or appropriate in order to form the Company under the Delaware Act and/or to continue its existence in accordance with the provisions of the Delaware Act and/or to register, qualify to do business and/or operate its business as a foreign limited liability company in any other state in which the Company conducts business.

1.02 Names and Addresses

The name of the Company is FPA/PRIP Conifer, LLC. The registered office of the Company in the State of Delaware shall be at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19805 and of the registered agent for the Company at such registered office is The Corporation Trust Company. For so long as Fowler is the Operating Member, the principal office for the Company shall be maintained at 4665 MacArthur Court, Suite 200, Newport Beach, California 92660, or such other location at which Fowler maintains an office and thereafter at such other place(s) as the Management Committee may designate from time to time. Copies of any material notices or other matters received by the Company shall be promptly delivered by the Operating Member to the Members.

1.03 Nature of Business

The purpose for which the Company is to exist is (i) to acquire, construct, own, manage, operate, maintain, finance, hold for investment, operate and/or sell that certain real property more particularly described on Exhibit B attached hereto, together with existing improvements consisting of an approximately 420 unit apartment complex and related amenities and improvements located at 3833 Holcomb Bridge Road, Norcross, Georgia (collectively, the “Project”), (ii) to conduct such other activities with respect to, and otherwise realize and optimize the economic internal rates of return from, the Project and any and all other related assets the Company may hereinafter acquire as are appropriate to carrying out the foregoing purposes, and (iii) to do all things incidental to or in furtherance of the above enumerated purposes.

1.04 Term of the Company

The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Delaware Secretary of State and shall continue unless otherwise dissolved pursuant to Article 8. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation of the Company in accordance with the provisions of the Delaware Act.

ARTICLE 2

MANAGEMENT OF THE COMPANY

2.01 Management Committee

(a) Management by Management Committee. Except as otherwise provided in this Agreement, all aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company (including, without limitation, investment and Project related decisions) shall be made, by the Members acting through a management committee (the “Management Committee”) composed of five (5) representatives in accordance with the provisions contained below. The Members, exclusively through the Management Committee, shall have the right, power and authority to take any and all actions consistent with the purpose of the Company that is permitted hereunder and under applicable law. No Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner (other than as expressly provided herein) except through the Management Committee

(b) Representatives. Paladin shall be entitled to select three (3) representatives of the Management Committee, and Fowler shall be entitled to select two (2) representatives of the Management Committee. Paladin hereby designates James R. Worms, William K. Dunbar, and Whitney A. Greaves as its initial representatives on the Management Committee, and Fowler hereby designates

Greg Fowler and Michael Earl as its initial representatives of the Management Committee. Paladin may appoint a replacement representative at any time and from time to time for any one or more of the representatives it designated by giving written notice of such replacement to Fowler, which replacement shall be effective upon the giving of such notice. Any change in the designation of Fowler’s representatives shall be subject to Paladin’s approval, which approval shall not be unreasonably withheld. The Members acting through the Management Committee shall have the authority to make all decisions affecting the business and affairs of the Company as fully and completely as if the Members were themselves making such decisions. Each Member recognizes and agrees, however, that the representatives on the Management Committee are acting exclusively on behalf of the Member they represent, respectively, and that such representatives shall not, therefore, have any personal liability by reason of serving as a representative of such Member.

(c) Decisions. Except as otherwise set forth in this Agreement, any actions required or permitted to be taken by the Management Committee shall be so taken only either (i) with the approval of a Majority of Representatives at a meeting of the Management Committee or (ii) by Unanimous Written Consent without a meeting pursuant to Section 2.01(i). The Management Committee may, but shall not be required to, memorialize its actions in the form of minutes, which minutes, when signed by at least one representative on the Management Committee appointed by each of Paladin and Fowler, shall be conclusive evidence of such action and shall be incorporated into the books and records of the Company. Notwithstanding anything contained herein to the contrary, each Member hereby agrees and covenants that it shall direct its representatives on the Management Committee to execute any minutes relating to actions that were taken in accordance with this Section 2.01(c) regardless of whether such Member voted in favor of the action.

(d) Meetings. Regular meetings of the Management Committee shall be held at the principal office of the Company (or at such other place(s) as are designated by the Management Committee) at such times as shall be designated from time to time by the Management Committee.

(e) Special Meetings. Special meetings of the Management Committee may be called by or at the request of any representative and shall be held at the principal office of the Company (or at such other place(s) as may be designated by the Management Committee). The representative calling any special meeting of the Management Committee may designate any reasonable time for the holding of the special meeting.

(f) Telephonic Participation. Representatives of the Management Committee may participate in any regularly scheduled or special meetings of the Management Committee telephonically or through other similar communications equipment, as long as all of the representatives participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

(g) Notice and Attendance. Notice of any meeting of, or of any action taken without a meeting pursuant to Section 2.01(i) by, the Management Committee shall be given as far in advance of the meeting as is reasonably practicable. Representatives, absent exigent circumstances, shall use their best efforts to give any such notice at least forty-eight (48) hours prior to such meeting, unless otherwise agreed by the representatives, and to attend all meetings of the Management Committee.

(h) Quorum. A quorum shall be required to conduct any business at any meeting of the Management Committee, and shall be deemed present at any such meeting so long as at least one representative of each Member is in attendance (whether in person or otherwise); provided, however, that if written notice of any such meeting has been given at least five (5) days prior to such meeting, then a quorum shall be deemed present at any such meeting so long as a Majority of Representatives of the Management Committee are present at such meeting.

(i) Actions Without Meetings. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting with Unanimous Written Consent, which consent shall set forth the actions to be so taken. Any such Unanimous Written Consent shall have the same effect as an act of a Majority of Representatives at a properly called and constituted meeting of the Management Committee. Copies of any such written consent shall be delivered promptly to all representatives.

(j) Execution of Documents. Except as provided in Section 2.03 below, all contracts, agreements and other documents or instruments pertaining to the business and affairs of the Company authorized by the Management Committee may be executed on the Company’s behalf by either of the Members, or such other person(s) as may be designated by the Management Committee and without execution by any other Member.

(k) Unauthorized Actions. None of the Members or officers of the Company, without the prior consent of the Management Committee, shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions expressly authorized by this Agreement, (ii) actions by any Member (or officer) within the scope of such Member’s (or officer’s) authority expressly granted hereunder, and (iii) actions authorized by the Management Committee in the manner set forth herein. Each Member hereby indemnifies, defends, protects and holds wholly harmless the other Members and each such other Member’s Affiliates, shareholders, officers, directors, constituent members, Members, employees, agents, and representatives (including the representative(s) to the Management Committee appointed by such Member) from and against any and all losses, liability, damages, costs and/or expenses (including attorneys’ fees) arising out of the breach of any of the foregoing provisions by such indemnifying Member, any representative of the Management Committee selected by such Member or such Member’s Affiliates, shareholders, officers, directors, constituent members, Members, employees, agents, or representatives.

2.02 Authority of the Management Committee

Without limiting the generality of Section 2.01, and except as otherwise provided by this Agreement, the consent of the Management Committee shall be required for the Company to undertake, and the Management Committee shall have the right, power and authority to approve and/or cause the Company to undertake, all of the following actions (which actions shall be approved by a Majority of Representatives unless otherwise expressly provided below):

(a) Issuance of Additional Interests. The issuance of any additional Interests in the Company and/or the admission of any Additional Member into the Company; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(b) Sale or Other Transfer. Except as provided in accordance with the provisions of Article 7, the sale, lease, exchange, transfer or other disposition of all or any portion of the Project or any other assets of the Company;

(c) Financing and/or Refinancing. Any and all financing and/or refinancing for the Company or the Project, the terms and conditions thereof, and/or any modifications or amendments thereto; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(d) Material Company Transactions. The entry into by the Company and the taking by the Company of any and all actions permitted and/or required by the Company in connection with any acquisition, disposition, merger, “roll-up” consolidation, reorganization, recapitalization, restructuring, joint venture, partnership, limited liability company, or any other material business transaction involving the Company or its assets, including, without limitation, any and all actions required and/or permitted in connection with any initial public offering of ownership interests in the Company (and/or in connection with the merger or the transfer of the assets of the Company to any corporation or other entity that is the successor to the Company that intends to conduct an initial public offering) and/or any transfer of all or any portion of the assets of the Company to a public or private market vehicle that intends to qualify as a real estate investment trust (“REIT”) under Section 856 et. seq. of the Code or to a partnership, limited liability company or other entity whose general partner, managing member or other owner, intends to qualify as a REIT or to a comparable public or private REIT vehicle; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent;

(e) Plans and Budgets. The approval of each Annual Business Plan, Project Plan, Project Budget and Operating Budget for the Company prepared by the Operating Member, and any modifications or amendments thereof;

(f) Expenditures Outside of Plans or Budgets. The making of any expenditure by the Company that is not specifically included or contemplated under any applicable Project Plan, Project Budget, Annual Business Plan and Operating Budget, other than as permitted within any parameters agreed to by the Management Committee and specified in any such plan or budget (e.g., application of line item cost savings, contingency line amounts, budget variances, etc.);

(g) Additional Capital Contributions. The making of any additional contributions to the capital of the Company pursuant to Section 3.02;

(h) Unrelated Businesses. The entry into by the Company of any business that is not related to the purpose of the Company set forth in Section 1.03; provided, however, that such a decision shall require the approval of all of the representatives present at a meeting of the Management Committee at which a quorum is present or Unanimous Written Consent and the approval if any holder of the first mortgage securing the Project (if necessary);

(i) Liquidation of the Company. Except to the extent dissolution of the Company is permitted or required by this Agreement or any nonwaivable provision of applicable law, the dissolution and winding up of the Company;

(j) Contracts with Affiliates. Except as otherwise expressly permitted under this Agreement, the entry by the Company into any contract with, or the making of any payment to, any Member or any Affiliate of any Member and with respect to any such contract, the making of any amendment, modification, waiver, termination, extension and/or rescission thereof; the declaration of any default thereunder or the exercise of any remedy thereunder; the institution, settlement and/or compromise of any claim with respect thereto; the waiver of any rights of the Company against the other party(ies) thereto; or the consent to the assignment of any rights and/or the delegation of any duties by the other party(ies) thereto. The Members further acknowledge and agree that, except as otherwise expressly permitted under this Agreement or as otherwise approved by the Management Committee, the fees paid in connection with any such contracts, payments, etc., made with or to any Member or any Affiliate thereof shall in all events be commensurate with fees negotiated at arm’s length and paid to independent third parties for providing similar services to projects similar in size, nature and location to the applicable Project;

(k) Cash Flow and Reserves. Subject to the provisions of Section 5.04, the determination of any policies and/or procedures for making Cash Flow distributions by the Company including, without limitation, the establishment of any reserves with respect thereto;

(l) Material Agreements. The execution by the Company of any material agreement in order to acquire, develop, redevelop, renovate, operate, manage, maintain, market, lease, sell, transfer, convey, pledge and/or otherwise dispose of all or any portion of the Project and/or any other asset of the Company and any undertaking by the Company to implement the terms of any such agreement, including the granting and/or withholding of approvals and consents thereunder and any amendment or termination of any such material agreement (including, without limitation, the Property Management Agreement);

(m) Consultants. The employment and engagement of any agents, brokers, appraisers, architects, contractors, subcontractors, attorneys, accountants, bookkeepers, engineers, environmental consultants, real property and mortgage brokers and analysts, underwriters, escrow agents, depositories, agents for collection, banks, builders, building managers and operators, marketing agents, property managers and any other service providers other than as permitted by the applicable Annual Business Plan, Project Plan, Project Budget or Operating Budget;

(n) Legal Proceedings. The institution or defense of any legal proceedings (including arbitration) in the name of the Company, the settlement of any such legal proceedings against the Company and the confession of any judgment against the Company or any property thereof, including the Project;

(o) Bankruptcy. Any of the following: (i) the filing of any voluntary petition in bankruptcy on behalf of the Company; (ii) the consenting to the filing of any involuntary petition and bankruptcy against the Company; (iii) the filing on behalf of the Company of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; (iv) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; (v) the making on behalf of the Company any assignment for the benefit of creditors; (vi) the admission in writing of the Company’s inability to pay its debts generally as they become due; or (vii) the taking of any action by the Company in furtherance of any such action;

(p) Insurance. The entry into by the Company of any and all contracts of insurance for the Company that the Management Committee deems necessary or proper for the protection of the Company or the Project, either for the conservation of the Company’s assets or for any purpose convenient or beneficial to the Company;

(q) Tax and Accounting Elections. Any and all tax or accounting elections permitted or required to be made by the Company;

(r) Actions pertaining to Paladin REIT Status. The undertaking of any action that deemed necessary, in the sole and but reasonable discretion of the Tax Matters Partner, to maintain the status of Paladin REIT as a REIT under the Code;

(s) Transfers from Operating Account. The drawing of any single check on, or the making of any single transfer or expenditure of funds from, the Operating Account in excess of $25,000, or drawing of any multiple number of checks on, or the making of any multiple number of transfers or expenditures of funds from, any Operating Account which collectively total more than $25,000 to any one Person, unless such single check or transfer, or multiple checks or transfers, are drawn or made, as the case maybe, pursuant to the directive of the Management Committee as contained in the Project Plan, Project Budget or Operating Budget, and the Operating Member has confirmed, for the benefit of the Company, that any such check or transfer is in proper order for payment; and

(t) Other Actions. Any and all other actions required or permitted to be taken by the Management Committee under this Agreement and any and all other actions relating to the business and affairs of the Company and/or necessary to carry out the intentions and purposes of the Company.

The provisions of this Section 2.02 shall not be construed as exclusive or so as to bar the Management Committee from delegating responsibility for any of the Management Committee’s management decisions to any Member, officer, or other representative or agent of the Company. The Members also acknowledge that signatory authority for any of the foregoing items may be delegated by the Management Committee to any Member, officer, or other representative or agent of the Company.

2.03 Operating Member

(a) Designation of Operating Member. Fowler is hereby designated as the “Operating Member” of the Company (the “Operating Member”). Fowler shall serve in such capacity unless and until Fowler is removed by the Management Committee in accordance with the provisions of Section 2.07. Following any removal of Fowler as the Operating Member, the Person (who may be, but need not be, a Member of the Company) selected by the Management Committee in accordance with the provisions of Section 2.07 shall serve as the replacement Operating Member or manager of the Company.

(b) Responsibilities of Operating Member. The Operating Member shall be responsible for implementing the decisions of the Management Committee and for regularly reporting to the Management Committee as to the status of the business and affairs of the Company. The Operating Member also shall be responsible for (i) managing, supervising and overseeing the acquisition and renovation for the Project in accordance with the Project Plan and Project Budget approved by the Management Committee, (ii) procuring any and all financing required for the Project as approved by the Management Committee, (iii) supervising the management, leasing and operation of the Project in accordance with a Property Management Agreement approved by the Management Committee and entered into, by and between the Company, as owner, and either the Property Manager or such other manager as may be designated by the Management Committee, as manager, (iv) undertaking such other matters as are determined by the Management Committee, (v) coordinating, supervising and otherwise overseeing any sale of the Project, (vi) preparing and, as and when reasonably requested by the Management Committee, updating any applicable Annual Business Plan, Project Plan, Project Budget and Operating Budget for the Company and the Project (provided, that, for the avoidance of any doubt, the foregoing provisions are not intended to permit the Operating Member to amend, modify or deviate from any of the foregoing documents, plans or budgets without the prior consent of the Management Committee (except as otherwise expressly provided therein), (vii) advising the Management Committee on day-to-day matters affecting the business and affairs of the Company and the Project, (viii) diligently conducting the day-to-day operations of the Company and the Project Entities in accordance with the Annual Business Plan, Project Plan, Project Budget and Operating Budget, (ix) performing the duties assigned to such Member under this Agreement and/or by the Management Committee, and (x) diligently endeavoring to carry out all decisions and resolutions of the Management Committee.

(c) Authority of Operating Member. The Operating Member shall at all times be subject to the direction and control of the Management Committee, and shall conform to the policies and procedures established and approved by the Management Committee in conformity with this Agreement, and the scope of the Operating Member’s authority shall be limited solely to the matters set forth above in this Section 2.03. The Operating Member shall keep the Management Committee and the Members informed as to all matters of concern to the Management Committee, the Company and the Members. The Operating Member shall not be authorized to bind the Company without the prior written approval of the Management Committee, except for matters delegated in writing to the Operating Member by the Management Committee and/or any nonmaterial agreements, contracts or other documents or instruments affecting or relating to the day-to-day business and affairs of the Company provided that any such agreement, contract or other document is within the parameters established in the applicable Annual Business Plan, Project Plan, Project Budget or Operating Budget.

(d) Expenditures. The Operating Member shall have the authority to incur costs and expenditures and only the costs and expenditures set forth in the approved Project Budget or an approved Operating Budget (subject to the ability to apply line item cost savings; contingency line item amounts; budget variances, etc., if any, contained in such Project Budget or Operating Budget) without any further approval of the Management Committee (and/or the Members).

(e) Paladin REIT Status. Paladin REIT is a REIT and owns (directly or indirectly) all of the interests in Paladin. The Manager shall at all times conduct the business of the Company in a manner consistent with the operative approved Operating Budget, which Paladin shall approve only following its conclusion that the nature of the Company’s assets and gross revenues set forth therein will permit Paladin REIT to maintain its status as a REIT under the Code and to avoid incurring any tax on prohibited transactions under Section 857(b)(6) of the Code and any tax on redetermined rents, redetermined deductions and excess interest under Section 857(b)(7) of the Code, and to which Paladin may require reasonable modifications in order to reach or preserve such conclusion.

(f) Indemnification. The Operating Member shall indemnify and hold harmless the Company and the other Member(s), their Affiliates, subsidiaries, officers, directors, employees, partners, members, shareholders, agents and representatives to the full extent permitted by law from and against any and all losses, claims, costs, damages and expenses (including attorneys’ fees) arising from any and all claims, actions, suits or proceedings, arising from, or in connection with, the Project or any act or failure to act of the Operating Member, unless: (i) the Operating Member acted or failed to act in good faith, within the scope of its authority, and in a manner reasonably believed to be in the best interest of the Company and in accordance with the directives of the Management Committee, and (ii) the Operating Member carried out all of its obligations as Operating Member in connection therewith in a manner that did not constitute fraud, willful misconduct, gross negligence, or a Material Breach.

2.04 Renovation of the Project

Attached hereto as a part of Exhibit C is the final plan for the acquisition and renovation of the Project (the “Project Plan”) which includes and incorporates a budget (a “Project Budget”) setting forth the projected costs and expenses to be incurred by the Company in connection with acquiring and renovating the Project. The Operating Member shall cause the approved Project Plan to be reviewed, updated, and submitted to the Management Committee for its review and approval from time to time as required by the Management Committee or as deemed prudent or necessary by the Operating Member.

The Project Budget sets forth on a detailed, itemized basis all of the projected costs and expenses to be incurred by the Company in acquiring and renovating the Project pursuant to the Project Plan. The Operating Member shall cause the Project Plan and/or Project Budget to be reviewed, updated, and submitted to the Management Committee for its review and approval from time to time as requested by any representative of the Management Committee and at least annually. The Operating Member shall not have any right or authority to incur costs or expenditures in excess of any line item set forth in the last approved Project Budget without the approval of the Management Committee, other than as permitted within any parameters agreed to by the Management Committee in any such Project Budget (e.g., application of line item cost savings, contingency line item amounts, etc.). Except as otherwise provided within the Project Budget, the Project Budget may not be increased without the prior approval of the Management Committee.

2.05 Annual Business Plan

Attached hereto as a part of Exhibit C is an annual business plan for the Company for the Fiscal Year 2008. On or before October 31 of each Fiscal Year of the Company commencing on October 31, 2008, the Operating Member shall submit a new annual business plan for the ensuing Fiscal Year for the review and approval of the Management Committee (the initial and each new business plan, as approved, being the “Annual Business Plan”). Each Annual Business Plan shall include, without limitation: (i) a narrative description of the proposed objectives and goals for the Company, which shall include for such Fiscal Year (without limitation) any proposed sale or refinancing of the Project; (ii) the status of the Project; (iii) a property management and leasing plan for the Project for such Fiscal Year (or other period); and (iv) such other items as are requested by any representative of the Management Committee and/or as otherwise reasonably necessary to keep the Management Committee informed as to the business and affairs of the Company and the Project.

2.06 Operating Budget

Within thirty (30) days after the date of this Agreement, the Operating Member shall submit to the Management Committee for its approval an annual operating budget for the Company for the Fiscal Year 2008. On or before October 31 of each Fiscal Year of the Company commencing on October 31, 2008, the Operating Member shall submit a new annual operating budget for the ensuing Fiscal Year for the review and approval of the Management Committee (the initial and each new annual operating budget, as approved, being the “Operating Budget”). Each Operating Budget shall set forth on a detailed itemized basis: (i) all receipts projected for the period of such Operating Budget and all expenses, by category, for the Company (including, without limitation, all repairs and capital expenditures projected to be incurred during such period), (ii) the anticipated operating reserves and working capital projected to be required for such period, (iii) a schedule setting forth the timing and amount of any Additional Contributions projected to be required by the Members for such Fiscal Year (or other period); and (iv) a five (5)-year projection setting forth the estimated revenues, expenses and net operating income (or loss) expected to be incurred for the next five (5) years for the Company which shall be updated to compare the actual results to the projected results set forth in the Project Budget or the prior Operating Budget. The Operating Budget shall also include a detailed description of such other information, contracts, agreements and other matters reasonably necessary to inform the Management Committee of all matters relevant to the ownership, operation, management, maintenance and sale of the Project (or any portion thereof) or as may be reasonably requested by any representative of the Management Committee. The Operating Member shall have the authority to incur only the costs and expenditures set forth in an approved Operating Budget (subject to the ability to apply line item cost savings, contingency line item amounts, budget variances, etc., if any, contained in such Operating Budget, as and if so permitted by the parameters of such Operating Budget), without any further approval of the Management Committee (and/or the Members). Except as otherwise provided within any Operating Budget, the Operating Budget may not be increased without the prior approval of the Management Committee.

2.07 Removal of the Operating Member

(a) Upon Removal Event. Upon the occurrence of a Removal Event, the Management Committee shall have the right to remove Fowler as the Operating Member of the Company by delivering written notice (“Removal Notice”) thereof at any time following the occurrence of a Removal Event in accordance with the provisions of this Section 2.07. As used herein, the term “Removal Event” means the occurrence of any of the Buy-Sell Events set forth in Section 7.01 with respect to which the Operating Member is the Defaulting Member (regardless of whether Paladin, as the Non-Defaulting Member, exercises any of its rights under Article 7 in connection therewith). Any removal of Fowler as the Operating Member shall be effective upon the Effective Date of the Removal Notice relating to any Removal Event (or such later time as may be provided in the Removal Notice).

(b) If Fowler is removed as the Operating Member of the Company pursuant to Section 2.07(a), then (i) a Cash Flow Bonus Forfeiture Event shall have occurred, (ii) Fowler shall retain the remaining portion of its Interest in the Company (unless Paladin purchases such Interests as a result of the exercise of the Buy-Sell provisions set forth in Article 7), (iii) neither Fowler nor its Affiliates shall be entitled to receive any further fees to which it would otherwise be entitled pursuant to Sections 2.12(c) or 2.13; and (iv) the Management Committee may, in its sole and absolute discretion, designate any person or entity as a replacement Operating Member or as a manager who shall fulfill the duties and obligations of the Operating Member, that may be (but need not be) a Member of the Company (including, without limitation, Paladin (or any Affiliate thereof). From and after any such removal: (1) the replacement Operating Member (and not Fowler or its Affiliates) shall be entitled to exercise all the rights, duties and obligations, and to receive any and all fees of the Operating Member under this Agreement, (2) Fowler shall have no further obligations under Sections 2.03, 2.04, 2.05 and 2.06, and (4) Fowler shall no longer have any right to appoint any representative to the Management Committee and any previously appointed representatives of Fowler shall be replaced by one (1) or more representatives to be appointed by the Management Committee. In the event there is a dispute as to whether a Removal Event occurred, then Fowler shall cease to be the Operating Member and shall no longer have any right to appoint any representative to the Management Committee, and, if it shall be later determined by a court of competent jurisdiction that a Removal Event did not occur, then Fowler shall be deemed to have been terminated pursuant to Section 2.07(c).

(c) Other Removal. For any reason, the Management Committee may elect (in its sole and absolute discretion) at any time, without cause and for any or no reason, to remove Fowler as the Operating Member and to designate any Person as a replacement Operating Member or as a manager who shall fulfill the duties and obligations of the Operating Member, which election may be made by written notice to Fowler not less than fifteen (15) days prior to the effective date of such removal, provided that, the Management Committee agrees to meet and confer with Fowler during such fifteen (15) day period, at the request of Fowler, in connection with such removal. In such event, Fowler (or its Affiliates, as applicable) shall: (i) have no further obligations under Sections 2.03, 2.04, 2.05 and 2.06 and (ii) otherwise retain its Interest in the Company, including its interests in the Net Income and Net Losses or similar items of, and to receive distributions from, the Company as provided in Articles 4 and 5 of this Agreement. If Fowler is removed as Operating Member pursuant to this Section 2.07(c), (A) any such replacement Operating Member shall not receive any additional fees or “carried interest” or other profits interest in the Company unless such interest is paid from Paladin’s Interest in the Company and (B) Fowler may elect, by written notice to Paladin within thirty (30) days after the effective date of such removal, to require Paladin to purchase 100% of Fowler’s Interest in accordance with the procedures set forth in the last two sentences of Section 7.02, and in Section 7.03(a), (b) and (d) and Section 7.05, Section 7.06, Section 7.07, Section 7.08 and Section 7.10 as if Fowler were a Defaulting Member as a result of one of the Buy-Sell Events referenced in Section 7.01(f)-(h) and Fowler was the Selling Member and Paladin the Purchasing Member under such provisions of this Agreement (but in such case the provisions of clause (iv) of Section 7.03(a) shall not apply). If Fowler fails to make such election by written notice to Paladin at or before the end of such thirty (30) day period, then Fowler shall be deemed to have waived its rights under clause (B) immediately above. In addition, if Fowler is removed as Operating Member pursuant to this Section 2.07(c), then Paladin shall use its reasonable efforts to obtain written releases of Fowler (and its Affiliates) from all guarantees of liabilities of the Company previously executed by Fowler (and its Affiliates). To the extent such releases cannot be obtained by Paladin, Paladin and the Company shall indemnify, defend, protect and hold Fowler (and such Affiliates) wholly free and harmless from and against any and all claims, liabilities, causes of action, liens, charges, and all other matters arising from.

(d) Contracts. If Fowler is removed as the Operating Member (whether pursuant to either Section 2.07(a) or Section 2.07(c)), then Paladin (acting alone and outside of the Management Committee), on behalf of the Company, shall also have the right to terminate Fowler’s right to provide the services provided for in Sections 2.12(c) or 2.13 and to terminate any other agreement between the Company and Fowler or any Affiliate of Fowler (including, without limitation, the Property Management Agreement described in Section 2.13), without penalty. If Fowler is removed as the Operating Member pursuant to Section 2.07(c) and Paladin elects to terminate Fowler’s (or its Affiliate’s) right to provide the services provided for in Sections 2.12(c) or 2.13 or to terminate any contract between the Company and Fowler or an Affiliate of Fowler, then the Company shall be obligated to engage a third party other than an Affiliate of Paladin to undertake the services previously provided by Fowler or the Affiliate of Fowler and which were terminated. If Fowler is removed as the Operating Member pursuant to Section 2.07(a) as a result of the occurrence of a Removal Event, then the Company may engage either an Affiliate of Paladin or a third party to complete the services that were being provided under the terminated contract or other arrangement.

2.08 Liability and Indemnity

(a) Except as otherwise expressly provided in this Agreement, no Member, officer of the Company, representative on the Management Committee or other authorized representative of the Company (each, an “Indemnified Party”) shall be liable or accountable in damages or otherwise to the Company or to the other Members for any error of judgment or any mistake of fact or law or for anything that such Indemnified Party may do or refrain from doing hereafter, except in the case of fraud, willful misconduct or gross negligence in performing or failing to perform such Indemnified Party’s duties for the Company. To the maximum extent permitted by law, the Company hereby indemnifies, defends, protects and agrees to hold each Indemnified Party wholly harmless from and against any and all loss, expense or damage suffered by such Indemnified Party by reason of anything which such Indemnified Party may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; provided, however, (i) no Indemnified Party shall be indemnified, defended, protected and/or held harmless from any loss, cost, expense or damage which such Indemnified Party may suffer as a result of such Indemnified Party’s fraud, willful misconduct or gross negligence in performing or in failing to perform such Indemnified Party’s duties for the Company, and (ii) any such indemnity shall be recoverable only from the assets of the Company. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member (or representative thereof) otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member (or such representative).

(b) The provisions of this Section 2.08 are for the benefit of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other Person.

(c) The provisions of this Section 2.08 shall survive the termination of this Agreement.

2.09 Limited Liability

Except as otherwise required hereunder or pursuant to any non-waivable provision of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.10 Other Activities

Fowler, as the Operating Member, agrees to carry out the business and affairs of the Company in accordance with the terms and conditions of this Agreement and shall devote all such time to the Company as is necessary for the efficient operation of the business and affairs of the Company. Except as otherwise provided in Section 2.12(c) and 2.13 of this Agreement or any Operating Budget, or as otherwise approved by the Management Committee, the Operating Member shall not be paid any compensation by the

Company for providing such services to the Company. No Member shall have any obligations (fiduciary or otherwise) with respect to the Company or to the other Member insofar as making other investment opportunities available to the Company or to the other Members. Each Member may engage in whatever activity such Member may choose without having or incurring any obligation to offer any interest in such activity to the Company or to the other Members.

2.11 Brokers Indemnity

Each Member represents and warrants that it has not dealt with any broker or agent in connection with this Agreement or the relationship contemplated hereby, and each Member hereby agrees to indemnify, defend, protect and hold the other Member and the Company wholly harmless from and against any and all liability, loss, cost, damage and expense (including without limitation, attorneys’ fees and costs) which the other Member or the Company may suffer or incur by reason of any claim by any broker or agent for any compensation with respect to such indemnifying Member’s dealings in connection with this Agreement or the transactions described herein.

2.12 Reimbursement; Compensation

(a) Compensation. Except as otherwise expressly provided in this Agreement or as provided in the Project Budget or any applicable Operating Budget, no Member or any constituent partner, member, shareholder, officer, director, employee, agent, representative and/or Affiliate thereof shall receive any remuneration for services rendered to or in connection with the Company or be reimbursed for general administrative and overhead expenses.

(b) Reimbursement of Expenses. Notwithstanding the foregoing: (i) each Member shall be reimbursed from the initial contributions made by the Members pursuant to Section 3.01 for any and all costs (including legal fees) reasonably and actually incurred by such Member in connection with the transactions contemplated herein (including the formation of the Company, and the negotiation and documentation of this Agreement), (ii) each Member shall be reimbursed from the Additional Contributions made by the Members in connection with the initial acquisition of a Project for any and all out-of-pocket costs approved by the Management Committee (including pre-development costs, due diligence, closing expenses and legal fees) in connection therewith, and (iii) each Member and its representatives shall be reimbursed for any out-of-pocket travel and other costs and expenses reasonably and actually incurred in connection with the business and affairs of the Company, but such reimbursement shall not include any costs or charges for time expended by any Member’s employees or other representatives or overhead costs of any Member.

(c) Construction Management Fee. As consideration for providing certain construction management services, the Members acknowledge and agree that Redwood Construction, Inc., a California corporation (the “Construction Manager”), which is an Affiliate of Fowler, shall perform certain construction management services in connection with the initial renovation of the Project in accordance with a Construction Management Agreement between the Company and the Construction Manager in a form approved by the Management Committee (the “Construction Management Agreement”). The Construction Management Agreement shall provide for a construction management fee (the “Construction Management Fee”) with respect to such initial renovation of the Project equal to the lesser of (i) $583,556.00 or (ii) ten percent (10%) of the total “hard costs” of the initial renovation of the Project, which costs are set forth in the Project Budget (the “Project Construction Costs”), which Construction Management Fee shall be paid each time a progress payment is made to any general contractor under its contract for services, with each such portion being a percentage of such Construction Management Fee equal to the percentage that the progress payment to the general contractor bears to the total Project Construction Costs.

2.13 Property Management

Trinity Property Consultants, LLC, a California limited liability company (the “Property Manager”), which is an Affiliate of Fowler, initially shall manage and operate the Project in accordance with a Property Management Agreement between the Company and the Property Manager in a form approved by the Management Committee (the “Property Management Agreement”). The Property Management Agreement shall provide for (i) an initial one year term with automatic one year renewals, (ii) termination by either the Company or the Property Manager upon not less than thirty (30) days prior written notice or upon a sale of the Project, and (iii) a management fee payable monthly, on the last day of the month with respect to such month, to the Property Manager with respect to the Project equal to four percent (4%) of the monthly gross revenues from the Project.

ARTICLE 3

MEMBERS’ CAPITAL CONTRIBUTIONS

3.01 Initial Contributions of the Members

(a) Initial Cash Contributions. Concurrently with the execution and delivery of this Agreement, the Members have contributed to the capital of the Company cash in that amount for each Member set forth opposite each such Member’s name on Exhibit A.

(b) Credit to Capital Accounts. Any and all Capital Contributions made by each Member pursuant to this Section 3.01 and Sections 3.02 and 3.03 shall be credited to the Capital Account and Unrecovered Contribution Account of each such Member as of the date any such Capital Contribution is made.

3.02 Additional Contributions

(a) Need for Contributions. Except as otherwise required by law or pursuant to this Section 3.02 or Section 3.03, no Member shall be required or permitted to make any additional capital contributions to the Company.

(b) Required Additional Contributions. From time to time, the Management Committee may require the Members to make Additional Contributions to the capital of the Company, pursuant to this Section 3.02(b) in connection with the Project to fund Project Shortfalls by delivering written notice (“Contribution Notice”) of such Additional Contribution to the Members, which Contribution Notice shall include a contribution date (“Contribution Date”) (which date shall not be less than fifteen (15) Business Days following the Effective Date of such notice, unless the amount of Additional Contributions required of the Members exceeds $500,000 in the aggregate, in which event such date shall not be less than thirty (30) Business Days following the Effective Date of such notice) upon which Contribution Date each Member shall be obligated, to contribute to the capital of the Company its pro rata share of such Additional Contribution (measured by such Member’s Contribution Percentage).

3.03 Remedy For Failure to Contribute Capital

(a) Failure to Contribute. If any Member (the “Non-Contributing Member”) fails timely to make all or any portion of any Additional Contribution such Member is required to contribute pursuant to Section 3.02 (the “Delinquent Contribution”) and such failure continues for five (5) days following the Effective Date of notice thereof from the other Member, then such other Member (the “Contributing Member”), in addition to any and all other remedies available to the Contributing Member under this Agreement or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the Delinquent Contribution), shall have the right, but not the obligation, to proceed in accordance with the terms and conditions set forth below in this Section 3.03 and, in addition, if Fowler is the Non-Contributing Member, a Cash Flow Bonus Forfeiture Event shall have occurred.

(b) Default Loan. The Contributing Member may advance to the Company, in cash, within thirty (30) days following the Contribution Date, an amount equal to the Delinquent Contribution, and such advance by the Contributing Member shall be treated as a non-recourse loan by the Contributing Member to the Non-Contributing Member (a “Member Loan”), bearing interest at a rate equal to the lesser of the then current prime rate as most recently reported by the Western Edition of the Wall Street Journal, plus five percentage points, adjusted and compounded concurrently with any adjustments to such prime rate, or the maximum, nonusurious rate then permitted by applicable law for such loans. Each Member Loan shall be due and payable upon the earlier of six (6) months from the date such Member Loan is advanced or the dissolution of the Company. If Paladin is the Contributing Member, then both Members shall take all actions and execute all documents (including a written promissory note evidencing the obligation of the Non-Contributing Member) necessary to ensure that the obligation meets the “straight debt safe harbor” described in Section 856(m) of the Code.

As of the Effective Date of any advance of a Member Loan, the Non-Contributing Member shall be deemed to have contributed an amount equal to the principal amount of such Member Loan to the capital of the Company, and the Capital Account and Unrecovered Contribution Account of the Non-Contributing Member shall be credited with a like amount. Notwithstanding the provisions of Articles 5 and 8, until any and all Member Loans are repaid in full, the Non-Contributing Member shall draw no further distributions from the Company, and all cash or property otherwise distributable with respect to the Non-Contributing Member’s Interest (or fees payable to the Non-Contributing Member or any of its Affiliates including, without limitation, any fees payable under Sections 2.12(c) or 2.13, as applicable) shall be distributed to the Contributing Member in repayment of the outstanding balance of the Member Loan, with such funds being applied first to reduce any and all interest accrued on such Member Loan and then to reduce the principal amount thereof. Any amounts so applied shall be treated, for all purposes under this Agreement, as having actually been distributed to the Non-Contributing Member and applied by the Non-Contributing Member to repay the outstanding Member Loan.

If, upon the maturity of a Member Loan (taking into account any agreed upon extensions thereof), any principal thereof and/or accrued interest thereon remains outstanding, the Contributing Member shall elect one of the following options: (i) to renew such Member Loan (or portion thereof) pursuant to the terms and provisions of this Section 3.03(b) for an additional term of six (6) months; (ii) to contribute all or any portion of such outstanding principal of and accrued, unpaid interest on such Member Loan (or portion thereof) to the capital of the Company and dilute the Percentage Interest of the Non-Contributing Member in accordance with the provisions of Section 3.03(c); or (iii) elect to exercise the buy-sell provisions contained in Article 7 in accordance with the provisions of Sections 3.03(c) and (d), in which event the Member Loan shall remain in effect until the closing of the buy-sell transaction contemplated under Article 7. The Contributing Member may elect any of the options set forth in the immediately preceding sentence by giving written notice of such election to the Non-Contributing Member within thirty (30) days prior to such maturity date of the Member Loan. Failure of the Contributing Member to timely give such written notice to the Non-Contributing Member shall be deemed to constitute an election to renew such Member Loan for an additional term of six (6) months on the terms set forth herein.

(c) Dilution. The Contributing Member may contribute to the capital of the Company, in cash, within thirty (30) days following the Contribution Date, an amount equal to the Delinquent Contribution, and the Capital Account and Unrecovered Contribution Account of the Contributing Member shall be credited with the amount so contributed. In the alternative, if the Contributing Member elected to make a Member Loan, then upon the maturity of a Member Loan that is not fully repaid on or before the maturity date thereof, the Contributing Member also may contribute to the capital of the Company, in accordance with the provisions of Section 3.03(b) above, all or any portion of the outstanding principal of and/or accrued, unpaid interest on such Member Loan (or portion thereof) and (i) the amount of such outstanding principal and/or interest so contributed shall be deemed repaid and satisfied, (ii) the amount of such outstanding principal and interest shall be deemed to have been distributed to the Non-Contributing Member, and debited from the Capital Account and Unrecovered Contribution Account of the Non-Contributing Member, and (iii) the Capital Account and Unrecovered Contribution Account of the Contributing Member shall be increased by the amount of such outstanding principal and/or interest so contributed.

Upon the contribution of any Delinquent Contribution (or the contribution of the principal and/or interest of any Member Loan by the Contributing Member pursuant to this Section 3.03(c)), the Percentage Interest (but not the Contribution Percentage) of the Non-Contributing Member shall be decreased by the Dilution Percentage. The “Dilution Percentage” shall equal the amount expressed in percentage points (rounded to the nearest one-hundredth of a percentage point) calculated based upon the following formula:

Dilution Percentage = 200%	Delinquent Contribution (or the outstanding balance of any Member Loan (including interest) contributed by the Contributing Member) Contributing Limited Member, as applicable)

Aggregate amount of the balances standing in all of the Members’ respective Unrecovered Contribution Accounts (including the Additional Contribution contributed by the Contributing Member(s) and the Delinquent Contribution or the outstanding balance of any Member Loan (including interest) contributed by the Contributing Member)

The Percentage Interest, but not the Contribution Percentage, of the Contributing Member shall be increased by the amount of the reduction in the Percentage Interest of the Non-Contributing Member.

The application of the provisions of this Section 3.03(c) is illustrated by the following example: Assume that (i) the Unrecovered Contribution Accounts of the Members were equal to $8,000,000, (ii) an Additional Contribution of $500,000 was required to be contributed by the Members to the capital of the Company, (iii) the Non-Contributing Member whose Percentage Interest is 57.46819% failed to contribute its share of such contribution of $287,340.65 (i.e., 57.46819% x $500,000), and (iv) pursuant to this Section 3.03(c), the Contributing Member whose Percentage Interest is 42.53181% made the Delinquent Contribution of $287,340.65 to the capital of the Company on behalf of such Non-Contributing Member pursuant to this Section 3.03(c).

The Dilution Percentage applicable to the Non-Contributing Member would be equal to 6.7610 percentage points as calculated in accordance with the following formula:

$ 287,340.65
6.7610% = 200% x	$8,500,000.00

The Percentage Interest of the Non-Contributing Member therefore would be reduced by 6.7610 percentage points from 57.46819% to 50.70719%, and the Percentage Interest of the Contributing Member would be increased by a like amount of percentage points from 42.53181% to 49.29281%.

The Contribution Percentages of the Members would not be adjusted as a result of the foregoing dilution.

(d) Implementation of Buy-Sell. In addition to the options set forth in Sections 3.03(b) and 3.03(c) above, the Contributing Member may elect to implement the buy-sell provisions contained in Article 7 for a Default Buy-Sell Event by delivery of written notice of such election to the Non-Contributing Member in accordance with the provisions thereof (and in which case the Non-Contributing Member shall be deemed to be the Defaulting Member and the Contributing Member shall be deemed to be the Non-Defaulting Member for purposes of Article 7); provided, however, that if the Contributing Member so elects to implement the buy-sell provisions contained in Article 7 and the Contributing Member also exercises its rights under Section 3.03(c), then in computing the Dilution Percentage in Section 3.03(c) in connection with the contribution of the Delinquent Contribution or any portion of the outstanding principal of and/or accrued, unpaid interest on any Member Loan that is the subject of the Default Buy-Sell Event, the 200% number used in the dilution formula in Section 3.03(c) above shall be 100%.

(e) Application of Provisions. Any and all adjustments to the Non-Contributing Member’s Percentage Interest shall be rounded to the nearest .01% and (except as provided otherwise in the first paragraph of Section 3.03(b)) the Contributing Member shall not succeed to all or any portion of the Capital Account or Unrecovered Contribution Account of the Non-Contributing Member as the result of any such adjustment. In addition, notwithstanding any provision contained in this Article 3, the Non-Contributing Member’s Percentage Interests shall in no event be reduced below .01% by operation of Section 3.03(d). As a result of any contribution to the capital of the Company pursuant to this Section 3.03, the Contributing Member shall have the right, but not the obligation, to cause the Capital Accounts of the Members to be booked-up or booked-down in accordance with the provisions of Treasury Regulation Section l.704-l(b)(2)(iv)(f) to reflect the fair market value of the Company’s assets (as reasonably determined by the Contributing Member) at the time of such contribution.

3.04 Debt Financing

The Members acknowledge that the Management Committee may cause the Company to obtain debt financing from one or more third-party lenders in order to fund all or any portion of any actual or projected financial requirements of the Company or in connection with the acquisition, renovation or other costs that may be incurred by the Company. Any such financing shall be obtained on the best available market rates and terms, all as determined in the sole and absolute discretion of the Management Committee. In connection with obtaining any financing (other than permanent financing), it is expected that Fowler and its Affiliates shall provide such completion and repayment guarantees that are customarily requested, and on such terms and conditions as are customarily requested, by construction lenders with respect to similar projects of similar size, type and location. However, neither Fowler nor any of its Affiliates shall be obligated to guarantee any permanent financing (other than customary lender “carveouts”). Paladin shall not be required to personally guarantee any construction, permanent or other financing obtained by the Company. The Company hereby agrees to indemnify, defend, protect and hold Fowler harmless from any and all claims, liabilities, and losses payable to any such third-party lender arising from Fowler’s guarantee (to the extent any event or circumstance resulting in any such claim, liability, or loss does not result from a misappropriation or misapplication of funds by Fowler or otherwise constitute a Default Buy-Sell Event by Fowler). The provisions of this Section 3.04 are for the benefit only of the Person providing the guarantees contemplated by this Section 3.04 and shall not be deemed to create any rights for the benefit of any other Person.

3.05 Loans from Members

The Management Committee may elect, in its discretion, to cause the Members to fund Project Shortfalls and other financial requirements of the Company as loans to the Company in lieu of making Additional Contributions to the Company, on such terms and conditions as it shall determine from time to time.

3.06 Capital Contributions in General

Except as otherwise expressly provided in this Agreement, (i) all Capital Contributions must be evidenced in writing and approved in writing by the Management Committee, (ii) no part of the contributions of any Member to the capital of the Company may be withdrawn by such Member, (iii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, (iv) no Member shall have the right to demand or receive property other than cash in return for such Member’s contributions to the Company, and (v) no Member shall be required or be entitled to contribute additional capital to the Company other than as permitted or required by this Article 3.

ARTICLE 4

ALLOCATION OF PROFITS AND LOSSES

4.01 Allocation of Net Losses

After application of Sections 4.03 and 4.04, Net Losses for each Fiscal Year shall be allocated among the Members in the following order and priority:

(a) first, to the Members in proportion to and to the extent of the excess, if any, of (A) the cumulative Net Profits allocated to such Member pursuant to Section 4.02(c) for all prior Fiscal Years, over (B) the cumulative distributions to such Member pursuant to Section 5.02(c);

(b) second, to the Members in accordance with their Percentage Interests until the balance in each Member’s Capital Account equals zero; and

(c) third, to the Members, in proportion to their Percentage Interests.

For purposes of determining the amount of Net Losses to be allocated pursuant to Section 4.01(b) for any Fiscal Year, the Capital Account of each Member shall be increased by such Member’s share of “partnership minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(g)(1) of the Regulations, and by such Member’s share of “partner nonrecourse debt minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(i)(5) of the Regulations. Notwithstanding anything in this Agreement to the contrary, no Member shall be allocated Net Losses under this Section 4.01 to the extent such allocation would cause or increase an Adjusted Capital Account deficit for such Member as of the last day of the Fiscal Year to which such allocation relates. Any amounts not allocated to a Member pursuant to the limitation set forth in the preceding sentence shall be allocated to the other Members in proportion to and to the extent that such allocations would not cause them to have, or increase their, Adjusted Capital Account deficits. Any remaining Net Losses shall be allocated among the Members in proportion to their then-current respective Percentage Interests. This provision is intended to ensure that allocations of Net Losses have economic effect pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

4.02 Allocation of Net Profits

After application of Sections 4.03 and 4.04, Net Profits for each Fiscal Year shall be allocated among the Members in the following order and priority:

(a) first, to the Members, in proportion to and to the extent of the amounts necessary to cause the cumulative allocations of Net Profits to each Member under this Section 4.02(a) for the current and all prior Fiscal Years to equal the cumulative allocations of Net Losses to such Member pursuant to Section 4.01(c) hereof;

(b) second, to the Members, pro rata in accordance with each Member’s Percentage Interest, until the balance of each Member’s Capital Account (as of the last day of such Fiscal Year, but adjusted to reflect any Net Profits for such Fiscal Year allocated to such Member pursuant to Section 4.01 and Section 4.03 and 4.04 hereof) equals such Member’s 12% IRR Amount (as of the last day of such Fiscal Year);

(c) fourth, subject to Section 4.04(b), 50% to Fowler and 50% to the Members, pro rata, in proportion to their respective Percentage Interests.

For purposes of determining the amount of Net Profits to be allocated pursuant to Section 4.02(b) for any Fiscal Year, the Capital Account of each Member shall be increased by such Member’s share of “partnership minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(g)(1) of the Regulations, and by such Member’s share of “partner nonrecourse debt minimum gain” as of the last day of such Fiscal Year, determined pursuant to Section 1.704-2(i)(5) of the Regulations.

4.03 Regulatory Allocations

Prior to making any allocations pursuant to Sections 4.01, 4.02 or 4.03 hereof, the following special allocations shall be made each Fiscal Year, to the extent required, in the following order:

(a) Minimum Gain Chargebacks. Items of Company income and gain shall be allocated for any Fiscal Year to the extent, and in an amount sufficient to satisfy the “minimum gain chargeback” requirements of Treasury Regulation Sections 1.704-2(f) and (i)(4).

(b) Qualified Income Offset. Items of Company income and gain shall be allocated any Fiscal Year to the extent, and in an amount sufficient to satisfy the “qualified income offset” requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

(c) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss associated with such deductions, in accordance with Treasury Regulations Section 1.704-2(i).

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in accordance with their Percentage Interests.

(e) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(f) Curative Allocations. The allocations set forth in Section 4.01(c) and 4.02(a) through (e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may affect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, Paladin authorized to specially allocate items of income, gain, loss or deduction which otherwise would be included in the computation of Net Profits and Net Losses and other items among the Members, to the extent that they exist, so that, to the extent possible, the cumulative net amount of allocations of Company items under Sections 4.01, 4.02, and 4.03 hereof shall be equal to the net amount that would have been allocated to each

Member if the Regulatory Allocations had not occurred. Paladin will have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Regulations.

4.04 Special Allocation

(a) After giving effect to the allocations provided for in Section 4.03 hereof, items of gross income or gain shall be specially allocated for each Fiscal Year to the Members in proportion to and to the extent of the excess of (A) the cumulative amounts distributed to each Member pursuant to Section 5.01 (including the flush paragraph at the end thereof) for the current and all prior Fiscal Years, over (B) the cumulative amounts allocated to each Members pursuant to this Section 4.04(a) for all prior Fiscal Years; and

(b) Appropriate adjustments shall be made to the allocations provided for in Sections 4.01 and 4.02 hereof if a Cash Flow Bonus Forfeiture Event occurs at any time during the life of the Company, or if the Percentage Interests of the Members change pursuant to Section 3.03(c).

4.05 Other Allocation Rules

(a) Tax/Book Differences. In the event that any Company property has a book value which differs from the adjusted tax basis of such property, then allocations with respect to such property for income tax purposes shall be made in a manner which takes into consideration differences between such book value and such adjusted tax basis in accordance with Section 704(c) of the Code, the Treasury Regulations promulgated thereunder and Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(4). Such allocations for income tax purposes shall be made using the traditional method or such other method as may be agreed to by the Members. Such tax allocations shall neither affect, nor in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(b) Variations in Interests During any Fiscal Year. For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, interim closing of the books or other basis, as determined by the Management Committee using any permissible method under Section 706 of the Code and the regulations promulgated thereunder.

(c) Allocations of Items. Any allocation to a Member of Net Profit or Net Loss shall be treated as an allocation to such Member of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profit or Net Loss. Unless otherwise specified herein to the contrary, any allocation to a Member of items of Company income, gain, loss, deduction or credit (or item thereof) shall be treated as an allocation of a pro rata portion of each item of Company income, gain, loss, deduction or credit (or item thereof).

ARTICLE 5

DISTRIBUTIONS

5.01 Distribution of Ordinary Cash Flow

Subject to the provisions of Sections 5.03, 5.05, 7.04 and 8.02, Ordinary Cash Flow realized by the Company shall be distributed to the Members as soon as practicable (but not less often than monthly) following the Company’s receipt thereof in the following order of priority:

(a) First, to Paladin until Paladin’s Unpaid Preferred Return has been reduced to zero;

(b) Second, to Fowler until Fowler’s Unpaid Preferred Return has been reduced to zero; and

(c) Thereafter, to the Members pro rata in accordance with their respective Percentage Interests.

Notwithstanding the foregoing provisions of this Section 5.01, and provided that no Cash Flow Bonus Forfeiture Event has previously occurred, during each calendar year twenty percent (20%) of the aggregate amount of all cash distributions for such calendar year under this Section 5.02 in excess of the Sharing Threshold (the “Bonus Distributions”) that would otherwise have been payable to Paladin pursuant to this Section 5.01 shall be paid to Fowler as hereinafter provided. To the extent that any periodic distribution of Operating Cash Flow during any calendar year under this Section 5.01 produces amounts that are in excess of the Sharing Threshold, then twenty percent (20%) of such excess amounts shall be deposited into and held in the Bonus Distribution Account. Within thirty (30) days after any applicable Bonus Distribution Reconciliation Date, the Operating Member shall prepare an annual reconciliation of all distributions made under this Section 5.01 during the applicable calendar year to determine the total amount, if any, of Bonus Distributions properly payable to Fowler during such calendar year, which reconciliation shall be approved by the Management Committee. Upon approval by the Management Committee of such annual reconciliation, the amounts then on deposit in the Bonus Distribution Account shall be paid to the Fowler or Paladin, as applicable. The amounts deposited in the Bonus Distribution Account shall be invested by the Operating Member in short-term investments at the discretion of the Operating Member. All earnings on the Bonus Distribution Account shall remain in the Bonus Distribution Account and shall be treated for all purposes hereunder in the same manner as other funds held in the Bonus Distribution Account as provided above.

5.02 Distribution of Extraordinary Cash Flow

Subject to the provisions of Sections 5.03, 5.05, 7.04 and 8.02, Extraordinary Cash Flow realized by the Company shall be distributed to the Members as soon as practicable following the Company’s receipt thereof in the following order of priority:

(a) First, to the Members until each Member’s Unrecovered Contribution Account has been reduced to zero; provided, however, that in the event that there is insufficient Cash Flow to distribute the full amount required by this Section 5.01(a), distributions pursuant to this Section 5.02(a) shall be shared between the Members pro rata in accordance with their respective Percentage Interests until at least one Member’s Unrecovered Contribution Account has been reduced to zero, and thereafter distributions pursuant to this Section 5.02(a) shall be made to the other Member, if necessary, until its Unrecovered Contribution Account has been reduced to zero;

(b) Second, to the Members pro rata in accordance with each Member’s Percentage Interest until such time as each Member has received under Section 5.01, Section 5.02(a) and this Section 5.02(b) an amount equal to the such Member’s Threshold Return; and

(c) Thereafter, (i) fifty percent (50%) to the Members, pro rata in accordance with each Member’s Percentage Interest, and fifty percent (50%) to Fowler, or (ii) if a Cash Flow Bonus Forfeiture Event has previously occurred, to the Members pro rata in accordance with their respective Percentage Interests.

5.03 Limitations on Distributions

Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution of Cash Flow (or other proceeds) to any Member if such distribution would violate any applicable provision of the Delaware Act or other applicable law.

5.04 In-Kind Distribution

Assets of the Company (other than cash) shall not be distributed in kind to the Members without the prior written approval of the Members.

5.05 Right to Withhold

The Management Committee, on behalf of the Company, shall withhold from any distribution such amounts as are required to be withheld by the laws of any taxing jurisdiction (as determined in the sole and absolute discretion of the Management Committee). In addition, the Management Committee, on behalf of the Company shall withhold from any distribution to any Member any amounts for which such Member (or any Affiliate thereof) may be liable or responsible to the Company, and shall apply such withheld amount to such liability or responsibility. All amounts so withheld shall be treated as amounts distributed to the respective Member(s) on whose account the withholding was imposed.

ARTICLE 6

RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS

6.01 Limitations on Transfer

Except as permitted pursuant to Section 6.02 below, no Member or assignee of a Member shall be entitled to sell, exchange, assign, transfer, convey or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly, for value or no value, whether voluntary or involuntary (including by operation of law or other legal or equitable proceedings) (collectively, “Transfer”), all or any part of such Member’s or assignee’s Interest, including, without limitation, Transfers of any economic interest, without the prior written consent of the other Members, which consent may be granted or withheld in each such other Member’s sole discretion. Any attempted Transfer, or withdrawal by a Member in violation of the restrictions set forth in this Article 6 shall, unless this provision is waived by the other Members (each acting in its sole and absolute discretion), be null and void ab initio and of no force or effect and, in addition to the other rights and remedies at law and in equity, any of the other Members shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly agree that damages at law would be an inadequate remedy for a breach or threatened breach of the Transfer restrictions set forth in this Agreement.

6.02 Permitted Transfers

Notwithstanding the foregoing, any Member may Transfer all or any portion of such Member’s Interest to any of the following (collectively, “Permitted Transferees”) without complying with the provisions of Section 6.01:

(a) In the case of Transfers by Paladin, (i) any Transfer of any direct or indirect Interest in Paladin to any Affiliate of Paladin and (ii) any Transfer of a direct or indirect interest in Paladin Realty Income Properties, L.P. or the Paladin REIT to any Person; and

(b) In the case of Transfers by Fowler or by any member or partner of Fowler, to any Person that, directly or indirectly, through one (1) or more intermediaries, has control of, is controlled by or is under common control with Fowler.

Upon receipt by the Management Committee of notice of such Transfer (along with a copy of the instrument(s) of transfer), any such Permitted Transferees shall receive and hold such Interest or portion thereof, subject to the terms of this Agreement and to the obligations hereunder of the transferor, and there shall be no further Transfer of such Interest (or economic interest) or portion thereof except to a Person to whom such Permitted Transferee could have transferred such Interest (or economic interest) or portion thereof in accordance with this Section 6.02 had such Permitted Transferee originally been a Member or otherwise in accordance with the terms of this Agreement. Notwithstanding any other provision contained herein, any Transfer described in this Section 6.02 shall be null and void ab initio and of no force or effect if such Transfer would otherwise violate the provisions of Section 6.04.

6.03 Admission of Substitute Members

If any Member Transfers such Member’s Interest to a transferee in accordance with Sections 6.01 or 6.02, then such transferee shall only be entitled to be admitted into the Company as a substitute Member if (i) the books and records of the Company are amended to reflect such admission; (ii) the Management Committee approves the admission of such transferee (but only in the event of a transfer in accordance with Section 6.01) and approves and the form and content of the instrument of transfer; (iii) the transferor and transferee named therein execute and acknowledge such other instruments as the Management Committee may deem reasonably necessary to effectuate such admission; (iv) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; and (v) the transferor pays, as the Management Committee may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs. In the event of a Transfer in part of a Member’s Interest under Section 6.02 and the admission of the transferee into the Company as a member, such transferee member shall be required to act together as one Person with the Person(s) holding the remainder of the entire Interest as of the date of this Agreement from whence such transferee member’s interest originally derived. To the fullest extent permitted by law, any transferee of an Interest who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. Any such transferee shall only be entitled to share, as an assignee, in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent assigned. A Member that Transfers its Interest shall not cease to be a member of the Company until the admission of the transferee as a substituted member of the Company and, except as provided in the preceding sentence, shall continue to be entitled to exercise, and shall continue to be subject to, all of the rights, duties and obligations of such Member under this Agreement.

6.04 Additional Restrictions on Transfer

Notwithstanding any other provision contained herein, unless the Management Committee waives any applicable restriction set forth in this Section 6.04, any Transfer described in this Article 6 shall be null and void ab initio and of no force or effect if: (i) such Transfer requires the registration of such Interest pursuant to, or otherwise directly or indirectly violates, any applicable federal or state securities laws; (ii) such transfer causes or will cause the Company to become a “Publicly Traded Partnership” as such term is defined in Section 7704(b) of the Code; (iii) such Transfer results in a violation of applicable laws; (iv) such Transfer would, in the opinion of the Company’s counsel, cause the Company to cease to be classified as a partnership for state and federal income tax purposes; (v) such Transfer is made to any Person lacking the legal power or capacity to own any Interest; or (vi) such Transfer causes an acceleration of any loan or debt instrument to which the Company is a party.

6.05 Election; Allocations Between Transferor and Transferee

Upon the Transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company may file, with the approval of the Management Committee, in its sole and absolute discretion, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

6.06 Partition

No Member shall have the right to partition any assets of the Company or any interest therein, nor shall a Member make an application or proceeding for a partition thereto and, upon any breach of the provisions of this Section 6.06 by any Member, the other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding. Upon the Transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of the computation method which with the approval of the Management Committee, in its sole and absolute discretion, is in the best interests of the Company, provided such method is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2)(ii).

6.07 Waiver of Withdrawal

No Member may voluntarily withdraw, resign or retire from the Company without the prior written consent of the Members, which consent may be granted or withheld in each such Member’s sole and absolute discretion. Each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to the Delaware Act or otherwise and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Interest in the Company upon such withdrawal, resignation and/or retirement pursuant to the Delaware Act. No admission or withdrawal of a Member, whether in accordance with this Agreement or otherwise, shall cause the dissolution of the Company except as otherwise provided in Section 8.01. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void and, in addition to other rights and remedies at law and in equity, the other Member(s) shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the foregoing restrictions.

ARTICLE 7

DEFAULT BUY-SELL AGREEMENT

7.01 Default Buy-Sell Events

For purposes of this Article 7, the following shall constitute “Default Buy-Sell Events”:

(a) Prohibited Withdrawal or Retirement. The withdrawal, retirement, or other cessation to serve as a Member of the Company by any Member in violation of the terms of this Agreement;

(b) Default by the Operating Member. The fraud, willful misconduct, gross negligence and/or Material Breach (which shall include the notice and cure provisions to the extent provided in the definition of Material Breach) by the Operating Member (or its representatives) in performing or failing to perform the Operating Member’s duties and obligations under this Agreement;

(c) Prohibited Transfer or Encumbrance. Any Transfer or encumbrance or attempted Transfer or encumbrance by any Member of such Member’s Interest contrary to the provisions of Article 6;

(d) Breach of Agreement. Any Material Breach (which shall include the notice and cure provisions to the extent provided in the definition of Material Breach) by any Member (except for the failure of any Member to make an Additional Contribution required hereunder);

(e) Breach of Loan Documents by Manager. Any act or omission by the Manager that results in a breach of or default that exists beyond any applicable notice and cure period under any document or instrument evidencing or securing the $28,700,000 mortgage loan from Holliday Fenoglio Fowler, L.P. to the Company (as assigned to the Federal Home Loan Mortgage Corporation) and secured by the Project.

(f) Bankruptcy or Insolvency. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) adjudging a Member bankrupt or insolvent; or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for a Member under the federal bankruptcy laws or any other similar applicable law or practice, and if such decree or order referred to in this Section 7.01(e) shall have continued undischarged and unstayed for a period of sixty (60) days;

(g) Appointment of Receiver. The rendering, by a court with appropriate jurisdiction, of a decree or order (i) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of a Member, or for the winding up and liquidation of a Member’s affairs, provided that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (ii) for the sequestration or attachment of any property of a Member without its return to the possession of such Member or its release from such sequestration or attachment within sixty (60) days thereafter; and

(h) Bankruptcy Proceedings. A Member (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against such Member, (iii) is unable to or admits in writing such Member’s inability to pay such Member’s debts generally as they become due, or (iv) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member under the federal bankruptcy laws or any other similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Member or a substantial part of such Member’s property, (v) makes an assignment for the benefit of such Member’s creditors, or (vi) takes any action in furtherance of any of the aforesaid purposes.

For the purposes of implementing the provisions contained in this Article 7 and otherwise for purposes of this Agreement, (A) each of the events set forth in Sections 7.01(a)-(g) shall constitute a “Default Buy-Sell Event”; (B) the “Defaulting Member” shall be (i) in the case of the occurrence of the event referenced in Section 7.01(a), the Member that has withdrawn, retired or ceased to serve as a Member of the Company in violation of the terms of this Agreement; (ii) in the case of the occurrence of the event referenced in Section 7.01(b), the Operating Member); (iii) in the case of the occurrence of the event referenced in Section 7.01(c), the Member that purports to undertake a Transfer of such Member’s rights or interests contrary to the provisions of Article 6; (iv) in the case of the occurrence of the event referenced in Section 7.01(d), the Member that has breached any material covenant, duty or obligation under this Agreement; and (vii) in the case of any of the events referenced in Section 7.01(e), (f), or (g), the Member who is the subject of such court decree or order or has instituted such proceedings or filed such petitions or who is insolvent, etc; and (C) the “Non-Defaulting Member” is the Member that is not the Defaulting Member.

7.02 Rights Arising From a Buy-Sell Event

At any time following the occurrence of a Default Buy-Sell Event, the Non-Defaulting Member shall have the right, but not the obligation, to either (i) cause the sale of the Company or its assets to any unaffiliated third party for a purchase price based upon the sole and absolute judgment of the Non-Defaulting Member (“Third-Party Purchase Price” as further set forth in Section 7.03(c)), and such other terms and conditions as are determined in the sole discretion of the Non-Defaulting Member, (ii) purchase the Interest of the Defaulting Member in accordance with the terms and conditions set forth in this Article 7, in either case, by delivering written notice (“Default Notice”) thereof to the Defaulting Member, or (iii) exercise any other rights or remedies available to the Non-Defaulting Member under this Agreement or at law or in equity as a result of such Default Buy-Sell Event; provided, however, that the failure of the Non-Defaulting Member to exercise any of the foregoing rights shall not be deemed to constitute a waiver of any Default Buy-Sell Event or any rights and remedies (and the provisions of Section 7.09 shall apply to the Defaulting Member). For a period of fifteen (15) days following the Effective Date of any Default Notice, the Members shall attempt to agree upon a purchase price for the Defaulting Member’s Interest (the “Buyout Purchase Price”) in the event the Non-Defaulting Member desires to purchase the Interest of the Defaulting Member. If the Members are unable to agree on a Buyout Purchase Price, then the Default Purchase Price shall be determined in accordance with the provisions of Section 7.03(a) based on the Appraised Value as determined pursuant to Section 7.03(b).

7.03 Determination of Purchase Price

(a) Member Buyout. Within thirty (30) days after the determination of the Buyout Purchase Price or, in the absence thereof, the determination of the Appraised Value of the Company pursuant to Section 7.03(b), the accountants regularly employed by the Company shall determine the amount of cash which would be distributed to each Member pursuant to Section 5.02 if (i) the Company (including all of its assets) were sold (as applicable) for the Buyout Purchase Price or Appraised Value thereof (as applicable) as of the Effective Date of the Default Notice (after deducting therefrom an amount equal to reasonable and customary closing costs); (ii) the remaining liabilities of the Company were liquidated pursuant to Section 8.02(a); (iii) reasonable reserves were established for any contingent, conditional or unmatured liabilities or obligations of the Company pursuant to Section 8.02(b); (iv) the Defaulting Member is Fowler, a Cash Flow Bonus Forfeiture Event has occurred for purposes of Section 5.02(c); and (v) the Company distributed any remaining amounts to the Members in accordance with the provisions of Section 5.02. Upon such determination, the accountants regularly employed by the Company shall give each Member a notice thereof (the “Price Determination Notice”). The determination by the accountants of such amounts, including all components thereof, shall be deemed conclusive absent any material computational error. If the Non-Defaulting Member purchases the Interest of the Defaulting Member, ninety percent (90%) of the amount that would be distributed to the Defaulting Member pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7; provided, however, that if the Buy-Sell Event applicable to the Defaulting Member is not one of the Buy-Sell Events referenced in Sections 7.01(a), (b), (c) or (d), then one hundred percent (100%) of the amount that would be distributed to the Defaulting Partner pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7.

(b) Determination of Appraised Value. For purposes of this Article 7, the appraised value (“Appraised Value”) of the assets of the Company shall be determined by one (1) or more independent Qualified Appraisers. The Non-Defaulting Member shall select one (1) Qualified Appraiser and shall include such selection in the Default Notice. Within fifteen (15) days following the Effective Date of the Default Notice, the Defaulting Member shall either agree to the Qualified Appraiser selected by the Non-Defaulting Member or select a second (2nd) Qualified Appraiser and give written notice to the Non-Defaulting Member of the person so selected. If either the Non-Defaulting Member or the Defaulting Member fails to appoint a Qualified Appraiser within the time period specified and after the expiration of five (5) days following the Effective Date of written demand that a Qualified Appraiser be appointed, the Qualified Appraiser duly appointed by the Member making such demand to appoint such Qualified Appraiser shall proceed to make the appraisal as herein set forth, and the determination thereof shall be conclusive on all the Members.

The Qualified Appraiser or the two (2) Qualified Appraisers, as the case may be, shall promptly fix a time for the completion of the appraisal, which shall not be later than thirty (30) days from the Effective Date of the appointment of the last Qualified Appraiser.

The Qualified Appraiser(s) shall determine the Appraised Value by determining the fair market value of the assets of the Company, such being the fairest price estimated in the terms of money which the Company could obtain if the assets of the Company were sold, for all cash, in the open market allowing a reasonable time to find a purchaser.

Upon submission of the appraisals setting forth the opinions as to the Appraised Value of the assets of the Company, the average of the two (2) appraisals shall constitute the Appraised Value of the assets of the Company for purposes of this Article 7.

(c) Sale to Third Party. Within ten (10) days after the closing of any sale of the Company or its assets to any third party pursuant to clause (i) of Section 7.02, the accountants regularly employed by the Company shall determine the amount of cash which would be distributed to each Member pursuant to Section 5.02 if (i) the Company (including all of its assets) were sold for the Third-Party Purchase Price as of the closing of the sale of the Company and/or its assets to a third party (after deducting therefrom an amount equal to reasonable and customary closing costs and any prepayment fees on any indebtedness that would be payable in connection with any such sale); (ii) the remaining liabilities of the Company were liquidated pursuant to Section 8.02(a); (iii) reserves in an amount reasonably determined by the Non-Defaulting Member were established for any contingent, conditional or unmatured liabilities or obligations of the Company pursuant to Section 8.02(b); (iv) the Defaulting Member is Fowler, a Cash Flow Bonus Forfeiture Event has occurred for purposes of Section 5.02(c) (provided, however that the provisions of this clause (iv) shall not apply if the provisions of this Article 7 have been implemented as a result of the provisions of Section 3.03(d)); and (v) the Company distributed any remaining amounts to the Members in accordance with the provisions of Sections 5.01 and 5.02. Upon such determination, the accountants regularly employed by the Company shall give each Member a Price Determination Notice thereof. The determination by the accountants of such amounts, including all components thereof, shall be deemed conclusive absent any material computational error. In the event of any such third party sale, ninety percent (90%) of the amount that would be distributed to the Defaulting Member pursuant to clause (v) above shall be deemed to be the “Default Purchase Price” for purposes of this Article 7.

(d) Payment of Costs. The Non-Defaulting Member shall pay for the services of the Qualified Appraiser appointed by such Member, and the Defaulting Member shall pay for the services of the Qualified Appraiser appointed by such Member. The costs of the services of the accountants and, in the event only one (1) Qualified Appraiser is required, the cost of the services of such Qualified Appraiser, shall be paid one-half ( 1/2) by the Non-Defaulting Member and one-half ( 1/2) by the Defaulting Member.

7.04 Member’s Option

For a period of ninety (90) days following the determination of the Default Purchase Price pursuant to Section 7.03(a), the Non-Defaulting Member shall have the right, but not the obligation, to (i) purchase the entire Defaulting Member’s Interest for the Default Purchase Price thereof (as determined pursuant to Section 7.03(a)), and on the terms and conditions set forth in this Article 7, (ii) elect to sell the Company or cause the Company to sell its assets to a third party in accordance with the provisions set forth above in this Article 7 or (iii) waive the right to purchase the Defaulting Member’s Interest or cause such third party sale with respect to the particular Default Buy-Sell Event, in each case by delivering written notice thereof to the Defaulting Member within such thirty (30)-day period. The failure of the Non-Defaulting Member to timely give any such written notice pursuant to this Section 7.04 shall be deemed an election by such Member to waive such rights with respect to the particular Buy-Sell Event that resulted in the implementation of the provisions of this Article 7. If the Non-Defaulting Member elects to sell the Company or cause the Company to sell its assets to a third party in accordance with the provisions set forth above in this Article 7, then, in lieu of electing to purchase the Defaulting Member’s Interest, at the Non-Defaulting Member’s option, the Non-Defaulting Member may cause the sale to such third party to occur. If the Non-Defaulting Member causes the sale to such third party to occur, then, notwithstanding the provisions of Articles 5 and/or 8 (and/or any other provision contained in this Agreement), the aggregate amount of Cash Flow to be distributed to the Defaulting Member from such sale shall be equal to the Default Purchase Price for the Defaulting Member’s Interest determined in accordance with the provisions of Section 7.03(c) and the balance of such proceeds shall be distributed to the Non-Defaulting Member.

7.05 Closing of Purchase and Sale

The closing of any purchase and sale of the Interest of any Member selling its Interest (the “Selling Member”) pursuant to this Article 7 shall be held at the principal office of the Member that is purchasing the Interest of the Selling Member (the “Purchasing Member”) Member (or its counsel) on or before the forty-fifth (45th) day after the expiration of the applicable thirty (30)-day period set forth in Section 7.04 (if applicable), or, if earlier, the forty-fifth (45th) day after the Effective Date of the Default Notice or Buy-Sell Notice, as applicable). The Selling Member shall transfer to the Purchasing Member (or such Member’s nominee(s)) the entire Interest of the Selling Member free and clear of all liens, security interests, and competing claims and shall deliver to the Purchasing Member (or such Member’s nominee(s)) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims as such Purchasing Member (or such Member’s nominee(s)) shall reasonably request.

7.06 Payment of Purchase Price

The Purchase Price for the purchase of the Selling Member’s Interest shall be paid by the Purchasing Member (or such Member’s nominee(s)) at the closing, in cash or one (1) or more certified or bank cashier’s checks drawn and made payable to the order of the Selling Member. If the Company or its assets are sold to a third party pursuant to this Article 7, then the entire Third Party Purchase Price shall be paid concurrently with such closing.

7.07 Release and Indemnity

On or before the closing of a purchase held pursuant to this Article 7, the Purchasing Member shall use such Member’s reasonable efforts to obtain written releases of the Selling Member (and/or such Member’s Affiliates) from all liabilities of the Company and from all guarantees of such liabilities of the Company previously executed by the Selling Member (and/or its Affiliates). To the extent such releases cannot be obtained by the Purchasing Member, the Purchasing Member shall indemnify, defend, protect and hold the Selling Member (and such Affiliates) wholly free and harmless from and against any and all claims, liabilities, causes of action, liens, charges, and all other matters arising from such liabilities or guarantees, whether arising prior to or subsequent to the Effective Date of such closing. The Members acknowledge and agree that the provisions of this Section 7.07 shall only apply if the applicable Buy-Sell Event is that referenced in Section 7.01(b) or Section 7.01(d) and is not attributable to the fraud, willful misconduct and/or gross negligence of the Selling Member.

7.08 Repayment of Member Loans

The Purchase Price to be paid by the Purchasing Member for the Interest of the Selling Member shall be offset at the closing of such purchase by the then outstanding principal balance (together with all accrued, unpaid interest thereon) of any and all (i) Member Loans made by the Purchasing Member to the Selling Member and (ii) loans or advances of funds made by the Company to the Selling Member (each a “Seller Loan”). Such Member Loans and Seller Loans (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the Purchase Price for the Defaulting Member’s Interest is insufficient to fully offset the then unpaid principal balance of any and all Member Loans and Seller Loans (together with all accrued, unpaid interest thereon), then the portion of any such Member Loans and Seller Loans (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be due and payable in full at the closing of the purchase of the Selling Member’s Interest pursuant to this Article 7. Also, notwithstanding any other provision contained in this Agreement, the unpaid principal balance of any and all Member Loans and Seller Loans (together with all accrued, unpaid interest thereon) shall be due and payable in full at the closing of the purchase of the Selling Member’s Interest pursuant to this Article 7.

7.09 Voting Rights Following Default Buy-Sell Event

From and after the occurrence of a Default Buy-Sell Event (unless and until the Non-Defaulting Member waives in writing any Default Buy-Sell Event or fails to timely consummate the closing of any applicable transaction described in this Article 7 pursuant to Section 7.05), (i) the Defaulting Member shall not be entitled to participate in the management of, or otherwise vote upon, any matter affecting the business and affairs of, the Company or any matter that such Member is entitled to vote upon under this Agreement, (ii) the Defaulting Member shall no longer have any right to appoint any representative to the Management Committee and any previously appointed representatives of the Defaulting Member shall be replaced by one (1) or more representatives to be appointed by the Non-Defaulting Member, and (iii) the rights of the Defaulting Member shall be limited solely to those of an assignee.

7.10 Withdrawal of the Selling Member

If the Interest of the Selling Member is purchased by the Purchasing Member pursuant to this Article 7, then, effective as of the closing for such purchase, (i) the Selling Member shall withdraw as a Member of the Company, and (ii) if the Selling Member is Fowler, then Fowler shall be automatically removed as the Operating Member of the Company. In connection with any such withdrawal of the Selling Member, the Purchasing Member may cause any nominee designated in the sole and absolute discretion of the Purchasing Member to be admitted as a substitute partner of the Company.

ARTICLE 8

DISSOLUTION AND WINDING UP OF THE COMPANY

8.01 Events Causing Dissolution of the Company

Upon any Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve, or the admission or substitution of a new Member, the Company shall not be dissolved but its business shall continue without interruption or break in continuity. Upon the bankruptcy, retirement, resignation, expulsion or other cessation to serve of any Member, the other Member shall continue to serve as a Member of the Company in accordance with the provisions of this Agreement. The Company shall be dissolved upon the first to occur of: (a) the expiration of the term of the Company, unless such term has been extended by the unanimous agreement of the Members; (b) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of its distributive share of any and all cash proceeds delivered therefrom; or (c) the affirmative election of the Management Committee to dissolve the Company. Except as may be permitted in accordance with this Section 8.01 or other terms of this Agreement, no Member shall have the right to, and each Member hereby agrees that it shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Members.

8.02 Winding Up of the Company

Upon the Liquidation of the Company caused by other than the termination of the Company under Section 708(b)(1)(B) of the Code (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Members shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the following order: (a) first, to creditors of the Company (including Members who are creditors), in the order of priority as provided by law, (b) second, to the setting up of any reasonable reserves which the Management Committee deems reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed as soon as reasonably practicable to the Members in proportion to their respective positive Capital Account balances), and (c) thereafter, to the Members in accordance with Section 5.02 hereof.

8.03 No Negative Capital Account Restoration

No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to any other Member or to any other Person.

ARTICLE 9

BOOKS AND RECORDS;

ACCOUNTING; TAX ELECTIONS

9.01 Company Books

The Operating Member shall cause to be kept, at the principal office of the Company, or at such other location as the Management Committee shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

9.02 Delivery of Records; Inspection

The Operating Member, subject to such reasonable standards as may be established from time to time by the Management Committee, shall deliver to any requesting Member (or, to the extent so directed, to its agent or attorney) a copy of the following information at any time if requested in writing:

(a) Financial Reports. True and full information regarding the status of the business and financial condition of the Company (including, without limitation, the annual financial reports and all supporting calculations and information for such reports), including (without limitation) the information required by Section 9.03(c);

(b) Tax Returns. Promptly after becoming available, copies of the Company’s federal, state and local income or information tax returns for the year;

(c) Names and Addresses. A current list of the name and last known-business, residence or mailing address of each Member and the date on which each became a Member;

(d) Formation Documents. A copy of this Agreement, as amended, and any other formation documents for the Company, together with executed copies of any written powers of attorney pursuant to which this Agreement, as amended, and any other formation documents have been executed; and

(e) Contribution Information. True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future.

Any Member (personally or through an authorized representative) may, for any purpose reasonably related to such Member’s Interest, inspect and copy (at its own cost and expense) the books and records of the Company at all reasonable business hours.

9.03 Reports and Tax Information

(a) General. The Operating Member shall cause to be prepared, at the cost and expense of the Company, and delivered to each Member at such times as are determined by the Management Committee (or otherwise in accordance with the terms of this Agreement), the Annual Business Plans, the Operating Budgets, any and all periodic operating reports, and any and all other financial statements and/or reports requested from time to time by any representative of the Management Committee. In addition, the Operating Member shall cause to be prepared, at the cost and expense of the Company, and delivered to each Member, within ninety (90) days after the end of each tax year, the information necessary for such Member to complete its federal, state and local income tax or information returns.

(b) Tax Returns. The Operating Member shall cause to be prepared by a reputable accounting firm approved by the Management Committee and delivered to each Member, within ninety (90) days from and after the final day of each tax year, the Company’s federal, state and local income or information tax returns for the year, as well as any additional information necessary for such Member to complete its federal, state and local income tax or information returns. In addition, upon the request of any Member, the Operating Member shall prepare estimates of the projected federal, state and local taxable income of the Company, and the portion thereof allocable to each Member, within a reasonable time period specified by the Member prior to the end of each tax year.

(c) Periodic Financial Statements. The Operating Member shall furnish quarterly financial statements, including a balance sheet, income statement, statement of Members’ capital, statement of cash flows and notes thereon, that are prepared on a historical cost basis both in accordance with generally accepted accounting principles and on a modified accrual basis within twelve (12) calendar days following the close of a given quarter.

(d) Audited Financial Statements. The Operating Member shall prepare, at the expense of the Company, and furnish the following information to each Member within sixty (60) calendar days after the end of each Fiscal Year (with a final reviewable draft thereof to be furnished to each Member within forty-five (45) days after the end of each Fiscal Year): (i) an audited balance sheet of the Company dated as of the end of such Fiscal Year, (ii) an audited related income statement of the Company for such Fiscal Year, (iii) an audited statement of cash flows for such Fiscal Year, (iv) an audited statement of each Member’s Capital Account for such Fiscal Year, and (v) notes thereon, prepared on a historical cost basis in accordance with generally accepted accounting principles, all of which shall be certified by the Operating Member as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by a reputable accounting firm approved by the Management Committee (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form within forty (40) calendar days after the end of each Fiscal Year, to the Members for review prior to finalization and certification thereof).

(e) Securities Exchange Act. The Operating Member acknowledges that the financial statements of the Company will be consolidated with those of the Paladin REIT and that the Paladin REIT is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Operating Member shall permit the officers, agents and representatives of the Paladin REIT (including its attorneys and accountants) to have unfettered access to such financial and other information for the Company at such times as such officer, agent or representatives may reasonably request to enable the Paladin REIT to obtain the information required in order to timely comply with such reporting requirements. The Operating Member, at its expense, shall employ, or contract with, such individuals and implement such accounting practices and procedures as are necessary for the provision of a reasonably professional level of accounting, reporting and internal controls for the Company, including (without limitation) the provision of the following: (i) documentation of property level and corporate accounting and financial reporting policies and procedures; (ii) documentation of Information Technology (IT) policies and procedures, and disaster recovery plan; (iii) “sign off” by Fowler’s property, accounting and supervisory/review personnel after their preparation, review and/or approval of accounting transactions and workpapers, and (iv) preparation of written variance analysis of significant accounts quarterly and year-to-date, as compared to the prior year period. In addition, the Operating Member shall institute such additional reasonable internal accounting controls as may be requested by the Paladin REIT, including, without limitation, those which are necessitated for compliance with the Sarbanes-Oxley Act of 2002, as amended.

9.04 Company Tax Elections; Tax Controversies

The Management Committee shall have the right in its sole and absolute discretion to make elections for the Company provided for in the Code including, without limitation, the elections provided for in Section 754 of the Code. Additionally, the Management Committee shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) upon the Management Committee’s determination that such revocation is in the best interests of the Company or its Members. Paladin is hereby designated as the “Tax Matters Partner” pursuant to the requirements of Section 6231(a)(7) of the Code, and in such capacity shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service.

9.05 Accounting and Fiscal Year

Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Management Committee. The Fiscal Year of the Company shall be the calendar year.

9.06 Confidentiality of Information

Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to the Company, shall be confidential and shall not be disclosed or otherwise released to any other person or entity (other than another party hereto) without the written consent of the Management Committee. Notwithstanding the foregoing, confidential information may be disclosed by a party if such party is required to do so: (i) by operation of law, rule or regulation; (ii) pursuant to applicable legal process; (iii) by the commercial lenders to the Company; (iv) by the title insurer to the Company or Project lender; (v) to any proposed transferee of an Interest; or (vi) to prosecute any claim or defend any action between the Members relating to the Company, without the written consent of the Management Committee. Accordingly, each party hereto shall, and shall cause its agents and attorneys to, hold in confidence all such information.

ARTICLE 10

MISCELLANEOUS

10.01 Subscription Agreement

As a condition to its admission to the Company, each Member may be required by the Management Committee to execute a subscription agreement in a form satisfactory to the Management Committee, which subscription agreement shall contain certain representations made by each such Member.

10.02 Investment Interest; Nature of Investment

Each Member hereby represents and warrants to the Company and to each other Member that such Member is acquiring its Interest in the Company for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Such Member possesses experience and sophistication as an investor adequate for the evaluation of the merits and risks of such Member’s investment in the Company, has investigated the Company and its business, and the Company has made available to such Member all information necessary for such Member to make an informed decision to acquire an Interest in the Company. Such Member also understands that its Company Interest may not be transferred absent compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to an exemption therefrom and otherwise in compliance with the terms of this Agreement. Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant. All representations, warranties and covenants contained herein shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.

10.03 Appointment of Attorney-in-Fact

Each of the Members by its execution of this Agreement, irrevocably constitutes and appoints any Member(s), agent or other representative as is designated by the Management Committee as such Member’s true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement including, without limitation:

(a) Formation Documents. All formation documents and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Management Committee deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company, in the jurisdictions in which the Company may conduct business.

(b) Amendments. All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments which the Management Committee deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(c) Conveyance Documents. All conveyances of Company assets in accordance with the terms of this Agreement, and other instruments which the Management Committee reasonably deems necessary in order to complete a dissolution and liquidation of the Company in accordance with the terms of this Agreement.

The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition that each of the Members under this Agreement will be relying upon the power of the Management Committee to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the bankruptcy or other incapacity of any Member hereby giving such power, and the transfer or assignment of all or any portion of the Interest of such Member in the Company, and shall not be affected by the subsequent bankruptcy or other incapacity of such Member. If any Member assigns all or any portion of its Interest in the Company, then the foregoing power of attorney shall survive such assignment.

10.04 Waiver of Conflict of Interest

The Company and each Member are not represented by separate counsel; provided, however, in connection with the formation of the Company and the drafting and negotiation of this Agreement, (i) Paladin (and not the Company or Fowler) has been represented separately by King & Spalding LLP and (ii) Fowler (and not the Company or Paladin) has been represented separately by Nancy Mauriello, APC. The attorneys, accountants and other experts who perform services for any Member may also perform services for the Company. To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest.

10.05 Amendment

(a) Consent Needed. The written consent of each Member shall be required to amend or waive any provision of this Agreement, which consent may be given, withheld or made subject to such conditions as are determined by each such Member in such Member’s sole and absolute discretion. No provision of this Agreement may be amended or waived except in a writing signed by all Members and expressly stating (i) that it is an amendment of this Agreement and (ii) the provisions of this Agreement being amended or waived and how it is being amended or waived.

(b) Amendment by Paladin. Notwithstanding the provisions of Section 10.05(a) to the contrary, this Agreement may be amended by Paladin, by executing an instrument of amendment and giving each Member notice thereof, without the consent of any of the other Members, (i) to effect or implement actions approved by the Management Committee if the Operating Member fails to take action to effect or implement such actions, (ii) to effect changes of a ministerial nature that do not materially and adversely affect the rights, duties or obligations of the Members; (iii) to give effect to the admission of Members in accordance with the terms hereof; (iv) to conform the terms of this Agreement with any regulations issued under Code Sections 704 and 514(c)(9)(E), provided that, in the opinion of counsel to the Company, such amendment does not adversely affect the rights or interests of any of the Members; (v) with respect to the Company’s status as a limited liability company (and not as an association taxable as a corporation) for federal tax purposes (x) to comply with the requirements of the Regulations, (y) to ensure the continuation of limited liability company status, provided, however, that, in the opinion of counsel of the Company, such amendment does not adversely affect the rights or interests of any of the Members; and (v) to change the name of the Company; or provided, however, that no amendment shall be adopted pursuant clauses (ii) - (v) above unless the adoption thereof (1) is for the benefit of or not adverse to the interests of the Members; (2) is consistent with the other provisions hereof; (3) does not affect the allocation and distribution provisions of Articles 4 and 5 hereof; (4) does not alter the purpose of the Company; and (5) does not adversely affect the limited liability of the Members or the status of the Company as a partnership for federal income tax purposes.

10.06 No Assignments; Binding Effect

This Agreement shall not be assigned or otherwise transferred (by operation of law or otherwise) by any Member except as is otherwise permitted hereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and assigns permitted in accordance with this Agreement and the Delaware Act.

10.07 Further Assurances

Each of the parties hereto hereby covenants and agrees on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, verify, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

10.08 Notices

Any notice, approval, consent, payment, demand or communication required or permitted to be given to any Member under this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date (the “Effective Date”) set forth below: (i) if delivered personally by courier or otherwise, then as of the date delivered or if delivery is refused, then as of the date presented; (ii) if sent or mailed by Federal Express, Express Mail, or other nationally recognized overnight mail service which maintains evidence of delivery and receipt, to the Company at its principal office and to each Member at its address appearing in the current records of the Company, then as of the date received; (iii) if sent or mailed by certified U.S. Mail, return receipt requested, to the Company at its principal office and to each Member at its address appearing in the current records of the Company, then as of the third Business Day after the date so mailed; or (iv) if sent by facsimile to the Company at its facsimile telephone number or to any Member at its facsimile telephone appearing in the current records of the Company, then either (A) as of the date on which the appropriate electronic confirmation of receipt is received by the sending party at or before 5:00 p.m. (receiver’s time) on any Business Day, or (B) as of the next Business Day if the time of the appropriate electronic confirmation of receipt is received by the sending party after 5:00 p.m. (receiver’s time). Notices to each Member shall be addressed as follows (which address(es) may be changed by the Member from time to time by written notice to the Members).

To Paladin:	c/o Paladin Realty Partners, LLC
10880 Wilshire Boulevard, Suite 1400
Los Angeles, California 90024
Attention: William K. Dunbar
Fax: (310) 996-8708
Telephone: (310) 996-8754

With a copy to:	King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Scott J. Arnold, Esq.
Fax: (404) 572-5131
Telephone: (404) 572-4600

To Fowler:	FPA Conifer Investors, LLC
4665 MacArthur Court
Suite 200
Newport Beach, California 92660
Attention: Gregory Fowler
Fax: (949) 399-2350
Telephone: (949) 399-2500

With a copy to:	Nancy Mauriello, Esq.
4665 MacArthur Court
Suite 210
Newport Beach, California 92660
Fax: (949) 399-2528
Telephone: (949) 399-2525

10.09 Waivers

No waiver by any Member of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any Member to exercise any right hereunder in any manner impair the exercise of any such right accruing to it hereafter.

10.10 Preservation of Intent

If any provision of this Agreement is determined by an arbitrator or any court having jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction, then the Members agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out. If any one (1) or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect or for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

10.11 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereto and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties thereto pertaining to the subject matter hereof.

10.12 Certain Rules of Construction

Any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) “or” is not exclusive; (iv) words in the singular include the plural, and words in the plural include the singular; (v) provisions apply to successive events and transactions; (vi) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) all references to “clauses,” “Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement; and (viii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

10.13 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one (1) and the same instrument.

10.14 Governing Law

This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the Members hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any otherwise governing principles of conflicts of law.

10.15 Assurances

Each of the Members shall hereafter execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

10.16 Time is of the Essence

Time is of the essence hereof in connection with all obligations of the parties hereunder.

10.17 Other Matters

If any proceeding is brought by any Member and/or the Company against any other Member and/or the Company that arises out of, or is connected with, this Agreement, then the prevailing party in such proceeding shall be entitled to recover reasonable attorneys’ fees and costs. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

10.18 Ownership of Fowler, Property Manager and Construction Manager

Fowler represents and warrants that it is a limited liability company duly organized under the laws of the State of Delaware, that the Property Manager is a limited liability company duly organized under the laws of the State of California and authorized to transact business in the State of Georgia, that the Construction Manager is a corporation duly formed under the laws of the State of California and authorized to transact business in the State of Georgia, and that Exhibit E sets forth the following information with respect to the ownership and structure of Fowler, the Property Manager, the Construction Manager and each Person that owns any direct or indirect interest therein:

(a) The name, type and percentage ownership interest of each such Person; and

(b) The name of each officer, if any, and the title thereof, in any corporate entity, the name of each partner in any partnership entity, and the name of each member and the name of each manager in any limited liability company.

Fowler represents that there are no commitments, options, warrants or rights of any kind which evidence a right to acquire or receive any ownership interest in Fowler, the Property Manager or the Construction Manager.

ARTICLE 11

DEFINITIONS

11.01 12% IRR Amount

The term “12% IRR Amount” means, as of any date, the amount which would have to be received by a Member on such date in order for such Member to receive an IRR of twelve percent (12%).

11.02 Additional Contribution

The term “Additional Contribution” means any and all additional contributions made by any Member to the capital of the Company pursuant to Section 3.02.

11.03 Additional Member

The term “Additional Member” means any Person that has been admitted to the Company as a Member pursuant to this Agreement by virtue of such Person receiving its Interest in the Company from the Company and not from another Member or an assignee.

11.04 Adjusted Capital Account

The term “Adjusted Capital Account” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account (a) increased for any amount which the Member is deemed to be obligated to restore with respect to any negative balance in the Member’s Capital Account pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) or 1.704-2(i)(5); and (b) decreased by any items described in Treasury Regulation Sections 1.704-1(b)(2)(d)(4), (5) or (6).

11.05 Affiliate

The term “Affiliate” means, with reference to a specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities of that Person, by contract, relationship or otherwise) and includes, in any event, the ownership of twenty-five percent (25%) or more of the outstanding voting interests of such Person.

11.06 Agreement

The term “Agreement” means this Limited Liability Company Agreement of FPA/PRIP Conifer, LLC, as it may be amended.

11.07 Annual Business Plan

The term “Annual Business Plan” is defined in Section 2.05.

11.08 Appraised Value

The term “Appraised Value” is defined in Section 7.03(b).

11.09 Bonus Distribution Account

The term “Bonus Distribution Account” means a separate interest bearing account created for the purpose described in Section 5.1.

11.10 Bonus Distribution Reconciliation Date

The term “Bonus Distribution Reconciliation Date” means, for any calendar year, the earlier of (i) the date of the dissolution and final liquidation of the Company, (ii) or December 31 of such calendar year.

11.11 Bonus Distributions

The term “Bonus Distributions” is defined in Section 5.01.

11.12 Business Day

The term “Business Day” means any weekday excluding any legal holiday observed pursuant to United States federal law or California state law or regulation.

11.13 Buyout Purchase Price

The term “Buyout Purchase Price” is defined in Section 7.02.

11.14 Buy-Sell Notice

The term “Buy-Sell Notice” is defined in Section 7.02.

11.15 Capital Account

The term “Capital Account” means with respect to each Member the amount of money contributed by such Member to the capital of the Company, increased by the aggregate Gross Asset Value at the time of contribution (as determined by the Members) of all property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Member, and any and all items of gross income or gain specially allocated to such Member pursuant to Sections 4.03 and 4.04, and decreased by the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), the aggregate fair market value at the time of distribution (as determined by the Members) of all property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), the amount of any Net Losses charged to such Member, and any items of loss or deduction specially allocated to such Member pursuant to Sections 4.03 and 4.04. For these purposes, the Members’ respective initial Capital Account balances following their Initial Capital Contributions pursuant to the terms hereof are as set forth on Exhibit A attached hereto. The provisions hereof governing the maintenance of Capital Accounts are intended to satisfy the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent therewith.

11.16 Capital Contribution

The term “Capital Contribution” means with respect to each Member, the aggregate amount of any and all amounts credited to such Member’s Unrecovered Contribution Account in accordance with the terms of this Agreement. Any Capital Contributions made at any time during throughout the term hereof shall be deemed made on the date contributed.

11.17 Capital Event

The term “Capital Event” means and includes: (i) any transaction involving the sale, exchange or other disposition of the Project or the Company (but excluding any incidental sales or exchanges of tangible personal property and fixtures), (ii) any financing, refinancing or borrowing secured by the Project or the Company, and (iii) any condemnation and/or recovery of damage awards and property insurance proceeds (excluding proceeds from any rent or business interruption insurance).

11.18 Cash Flow

The term “Cash Flow” means the sum of any and all Ordinary Cash Flow and Extraordinary Cash Flow.

11.19 Cash Flow Bonus

The term “Cash Flow Bonus” shall mean (i) Bonus Distributions made pursuant to Section 5.01 and (ii) the distributions provided for in Section 5.02(c)(i).

11.20 Cash Flow Bonus Forfeiture Event

The term “Cash Flow Bonus Forfeiture Event” shall mean, and shall have occurred upon the happening of, any of the following: (i) the failure of Fowler to make all or any portion of any Additional Contribution Fowler is required to contribute pursuant to Section 3.02, (ii) the removal of Fowler as Operating Member pursuant to Section 2.07(a) or (iii) the existence of a Default Buy-Sell Event and Fowler is the Defaulting Member. Upon the occurrence of Cash Flow Forfeiture Event, Fowler shall have no further right to receive any distributions of Cash Flow Bonus.

11.21 Code

The term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provision of any superseding revenue law).

11.22 Company

The term “Company” means the limited liability company governed by this Agreement and created upon the filing of the Certificate of Formation with the Delaware Secretary of State in accordance with the provisions of the Delaware Act, which limited liability company is referenced in the first paragraph of this Agreement.

11.23 Company Minimum Gain

The term “Company Minimum Gain” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

11.24 Construction Management Agreement

The term “Construction Management Agreement” is defined in Section 2.12(c).

11.25 Construction Management Fee

The term “Construction Management Fee” is defined in Section 2.12(c).

11.26 Construction Manager

The term “Construction Manager” is defined in Section 2.13.

11.27 Contributing Member

The term “Contributing Member” is defined in Section 3.03(a).

11.28 Contribution Date

The term “Contribution Date” is defined in Section 3.02(b).

11.29 Contribution Notice

The term “Contribution Notice” is defined in Section 3.02(b).

11.30 Contribution Percentage

The term “Contribution Percentage” means, with respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto under the column labeled “Contribution Percentage.”

11.31 Default Buy-Sell Event

The term “Default Buy-Sell Event” is defined in Section 7.01.

11.32 Default Notice

The term “Default Notice” is defined in Section 7.02.

11.33 Defaulting Member

The term “Defaulting Member” is defined in Section 7.01.

11.34 Default Purchase Price

The term “Default Purchase Price” is defined in Section 7.03(a).

11.35 Delaware Act

The term “Delaware Act” means the Delaware Limited Liability Company Act (6 Del.C. § 17-101, et seq.), as hereafter amended from time to time.

11.36 Delinquent Contribution

The term “Delinquent Contribution” is defined in Section 3.03(a).

11.37 Dilution Percentage

The term “Dilution Percentage” is defined in Section 3.03(c).

11.38 Effective Date

The term “Effective Date” is defined in Section 10.08.

11.39 Extraordinary Cash Flow

The term “Extraordinary Cash Flow” means the cash proceeds (including, without limitation, any insurance proceeds, recoveries, damages and awards, but excluding the proceeds of any rent insurance or business interruption insurance) realized by the Company, directly or indirectly, as a result of the occurrence of a Capital Event, plus cash interest payments received with respect to such proceeds, decreased by the sum of (i) the amount of such proceeds applied by the Company to pay debts and liabilities of the Company which are then due and payable (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member); (ii) the amount of such proceeds used, set aside or committed by the Company or required to be used by any secured lender for the Project for restoration and repair of any property in the event of damage or destruction to the Project; (iii) any incidental or ancillary expenses, costs or liabilities incurred by the Company in effecting or obtaining any such Capital Event, or the proceeds thereof (including, without limitation, attorneys’ fees, expert witness’ fees, accountants’ fees, court costs, recording fees, transfer taxes and fees, appraisal costs and the like) all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof; (iv) the payment of such other Company debts and liabilities as are determined in the reasonable discretion of the Management Committee; and (v) a reserve, established in the reasonable discretion of the Management Committee, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide funds therefore.

11.40 Fiscal Year

The term “Fiscal Year” means, except as otherwise provided in this definition, the twelve (12) month period commencing on January 1 of each calendar year and ending on December 31 of each calendar year, with the first Fiscal Year commencing on the date hereof and ending on December 31, 2008 and the last Fiscal Year being the period beginning on January 1 of the year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on the basis of a Fiscal Year, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than 12 month periods.

11.41 Fowler

The term “Fowler” means FPA Conifer Investors, LLC, a Delaware limited liability company.

11.42 Gross Asset Value

The term “Gross Asset Value” shall mean, except as set forth below, such asset’s adjusted basis for federal income tax purposes:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company.

(b) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Members in exchange for more than a de minimis Capital Contribution if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(d) The Gross Asset Values of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Members determine that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) of this provision, such Gross Asset Value shall thereafter be computed in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations.

11.43 Indemnified Party

The term “Indemnified Party” is defined in Section 2.07.

11.44 Interest

The term “Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Cash Flow, distributions and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Delaware Act.

11.45 IRR

The term “IRR” means, with respect to any Member, the annual discount rate, determined by iterative process, which results in a net present value approximating zero (0) when such discount rate is applied to the Capital Contributions made by such Member from time to time and distributions made to such Member from time to time (except for Section 707(c) payments), and calculated using MicroSoft Office Excel, xIRR function in accordance with the formula attached hereto as Exhibit F.

11.46 Liquidation

The term “Liquidation” means, (i) in respect to the Company, the earlier of the date upon which the Company is terminated under Section 708(b)(1) (except for any deemed liquidation under Section 708(b)(1)(B) of the Code) or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).

11.47 Majority of Representatives

The term “Majority of Representatives” means a majority (in number) of the representatives on the Management Committee, provided that, at any meeting of the Management Committee, all of the representatives collectively shall have a number of votes equal to the representatives that Paladin or Fowler, as the case may be, is entitled to elect, and such votes shall be cast (whether by one or more of such representatives) as a block, with a majority of such votes constituting a “Majority of Representatives.”

11.48 Management Committee

The term “Management Committee” is defined in Section 2.01.

11.49 Material Breach

The term “Material Breach” means any material breach or default by a Member of any material covenant, duty or obligation under this Agreement or any Exhibits hereto (including, without limitation, the failure of any Member to contribute any Additional Contribution to the extent required to be made pursuant to Section 3.02 and Section 3.03), provided that in any such instance: (i) such Member shall have received written notice from the other Member of such breach or default, and (ii) if curable, such

Member shall have failed to cure or remedy such breach or default within ten (10) days following the Effective Date of such notice (except that no such notice shall be required in the case of the failure of any Member to contribute any Additional Contribution pursuant to Section 3.02 and Section 3.03) or, if such breach or default is not curable within such 10-day period, such Member shall have failed to diligently and continuously pursue such a cure or remedy and in any event fully cure or remedy such breach or default within thirty (30) days of the Effective Date of such notice.

11.50 Member Loan

The term “Member Loan” is defined in Section. 3.03(b).

11.51 Member Minimum Gain

The term “Member Minimum Gain” means minimum gain attributable to a Member Nonrecourse Debt determined in accordance with Treasury Regulation Section 1.704-2(i) for the phrase “partner minimum gain.”

11.52 Member Nonrecourse Debt

The term “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

11.53 Member Nonrecourse Deductions

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

11.54 Member(s)

The term “Members” means Paladin and Fowler, collectively; the term “Member” means any one (1) of the Members.

11.55 Net Profits and Net Losses

The term “Net Profits” or “Net Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this subparagraph (i) shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(1), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this provision shall be subtracted from such taxable income or loss;

(c) In the event of the Gross Asset Value of any Company property is adjusted pursuant to subparagraphs (i) or (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation computed in accordance with Section 1.704-1(b)(2)(iv)(2) of the Treasury Regulations for such Fiscal Year or other period; and

(f) Notwithstanding anything contained herein to the contrary, any items which are specially allocated pursuant to Article 7 hereof shall not be taken into account in computing Net Profits or Net Losses.

11.56 Non-Contributing Member

The term “Non-Contributing Member” is defined in Section 3.03(a).

11.57 Nonrecourse Deductions

The term “Nonrecourse Deductions” means deductions as described in Treasury Regulation Section 1.704-2(b)(l).

11.58 Operating Account

The term “Operating Account” means an account of the Company at a financial institution approved by the Management Committee and into which all Capital Contributions and other funds for and from the ownership and operation of the Project by the Company shall be deposited and held until properly disbursed and on which at least one of the representatives of Paladin or the Management Committee shall be a signatory.

11.59 Operating Budget

The term “Operating Budget” is defined in Section 2.05.

11.60 Operating Member

The term “Operating Member” is defined in Section 2.03.

11.61 Ordinary Cash Flow

The term “Ordinary Cash Flow” means the amount, if any, of all cash receipts of the Company as of any applicable determination date (including, without limitation, any cash receipts realized from operations of the Company but excluding any cash receipts or proceeds from a Capital Event), in excess of the sum of (i) all cash disbursements (inclusive of any reimbursements and guaranteed payments made to any Member, but exclusive of disbursements made from the proceeds of a Capital Event and distributions to the Members in their capacities as such) of the Company prior to that date, plus (ii) any reserve, determined in the sole and absolute discretion of the Management Committee, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor. Ordinary Cash Flow shall be determined and distributed no more frequently than monthly and no less frequently than on a quarterly basis or at such other times as the Management Committee determines that funds are available therefor, taking into account the reasonable business needs of the Company.

11.62 Paladin

The term “Paladin” means PRIP 3383, LCC, a Delaware limited liability company.

11.63 Paladin REIT

The term “Paladin REIT” means Paladin Realty Income Properties, Inc. a Maryland corporation, or any successor thereto.

11.64 Percentage Interest

The term “Percentage Interest” means, with respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto under the column labeled “Percentage Interest,” as such percentage shall be modified from time to time in accordance with this Agreement. The initial Percentage Interests of the Members shall be as follows:

Paladin:	42.53181%
Fowler:	57.46819%

11.65 Permitted Transferees

The term “Permitted Transferees” is defined in Section 6.02.

11.66 Person

The term “Person” means and includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization and a government or any department or agency thereof, or any entity similar to any of the foregoing.

11.67 Preferred Return

The term “Preferred Return” means, with respect to each Member, an amount calculated like interest and accrued on the balance standing from time to time in such Member’s Unrecovered Contribution Account at a simple interest rate equal to eight and one-half percent (8.5%) per annum, non-compounded, and determined on a cumulative basis. For financial and income tax reporting purposes, neither accrual nor payment of the Preferred Return shall be an expense of the Company nor be treated as a guaranteed payment under Section 707(c) of the Code.

11.68 Price Determination Notice

The term “Price Determination Notice” is defined in Section 7.03(a).

11.69 Project

The term “Project” is defined in Section 1.03.

11.70 Project Budget

The term “Project Budget” is defined in Section 2.04.

11.71 Project Plan

The term “Project Plan” is defined in Section 2.04.

11.72 Project Shortfall

The term “Project Shortfall” means any means any and all cash required to satisfy any actual or projected financial requirements of the Company (not including, however, payment of Unpaid Preferred Return or any other obligations of the Company to the Members), as determined by the Management Committee.

11.73 Property Management Agreement

The term “Property Management Agreement” is defined in Section 2.13.

11.74 Property Manager

The term “Property Manager” is defined in Section 2.13.

11.75 Purchasing Member

The term “Purchasing Member” is defined in Section 7.05.

11.76 Qualified Appraiser

The term “Qualified Appraiser” means an appraiser who is not an Affiliate or Related Party of any Member and has not been an employee of any Member or any Affiliate or Related Party of the Member at any time, who is qualified to appraise assets of the same type owned by the Company and is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence), and who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, and has been actively engaged in the appraisal of such projects immediately preceding his or her appointment under this Agreement.

11.77 Regulatory Allocations

The term “Regulatory Allocations” is defined in Section 4.04(f).

11.78 REIT

The term “REIT” is defined in Section 2.02(d).

11.79 Removal Event

The term “Removal Event” is defined in Section 2.07(a).

11.80 Removal Notice

The term “Removal Notice” is defined in Section 2.07(a).

11.81 Securities Act

The term “Securities Act” is defined in Section 10.02.

11.82 Selling Member

The term “Selling Member” is defined in Section 7.05

11.83 Seller Loan

The term “Seller Loan” is defined in Section 7.08.

11.84 Sharing Threshold

The term “Sharing Threshold” means, with respect to Paladin, aggregate cash distributions pursuant to Section 5.01(a) which would produce an amount calculated like interest and accrued on the balance standing from time to time in Paladin’s Unrecovered Contribution Account at a simple interest rate equal to nine percent (9%) per annum, non-compounded, and determined on a cumulative basis.

11.85 Tax Matters Partner

The term “Tax Matters Partner” is defined in Section 9.04.

11.86 Third-Party Purchase Price

The term “Third-Party Purchase Price” is defined in Section 7.02.

11.87 Threshold Return

The term “Threshold Return” means, with respect to each Member, aggregate cash distributions pursuant to Sections 5.01 and 5.02 which would produce a 12% IRR to such Member on all Capital Contributions made by such Member.

11.88 Transfer

The term “Transfer” is defined in Section 6.01.

11.89 Treasury Regulation

The term “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).

11.90 Unanimous Written Consent

The term “Unanimous Written Consent” means a written consent executed by at least one representative of each Member.

11.91 Unpaid Preferred Return

The term “Unpaid Preferred Return” means, (i) with respect to Paladin and as of any specified date, the Preferred Return accrued through such date, decreased by the amount of money and the agreed upon net fair market value of any property distributed by the Company to Paladin pursuant to Section 5.01(a) and (ii) with respect to Fowler and as of any specified date, the Preferred Return accrued through such date, decreased by the amount of money and the agreed upon net fair market value of any property distributed by the Company to Fowler pursuant to Section 5.01(b).

11.92 Unrecovered Contribution Account

The term “Unrecovered Contribution Account” means, (i) with respect to Paladin, the amount of money or the agreed upon fair market value of any property contributed (or deemed contributed) by Paladin to the capital of the Company pursuant to Section 3.01, Section 3.02 and Section 3.03, as the case may be (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code), and decreased by the amount of money and the agreed upon fair market value of any property (net of liabilities secured by such distributed property that Paladin is considered to assume or take subject to under Section 752 of the Code) distributed by the Company to Paladin pursuant to Section 5.02(a) and (ii) with respect to Fowler, the amount of money or the agreed upon fair market value of any property contributed (or deemed contributed) by Fowler to the capital of the Company pursuant to Section 3.01, Section 3.02 and Section 3.03, as the case may be (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to pursuant to Section 752 of the Code), and decreased by the amount of money and the agreed upon fair market value of any property (net of liabilities secured by such distributed property that Fowler is considered to assume or take subject to under Section 752 of the Code) distributed (or deemed distributed) by the Company to Fowler pursuant to Section 5.02(a),

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

“Paladin”

PRIP 3383, LLC, a Delaware limited liability company

By:	Paladin Realty Income Properties, L.P., a Delaware limited partnership

By:	Paladin Realty Income Properties, Inc., a Maryland corporation, its general partner

By:	/s/ William K. Dunbar
William K. Dunbar, Chief Investment Officer

“Fowler”

FPA Conifer Investors, LLC, a Delaware limited liability company

By:	GF Conifer, LLC, a Delaware limited liability company, its Manager

By:	/s/ Michael B. Earl
Michael Earl , Manager